Exhibit 10(k)(xix)

EXECUTION VERSION

US$685,000,000

FIVE-YEAR REVOLVING CREDIT FACILITY AGREEMENT

dated as of

June 18, 2015,

As AMENDED AND RESTATED as of November 7, 2017

among

ALBANY INTERNATIONAL CORP.

ALBANY INTERNATIONAL HOLDING (SWITZERLAND) AG

ALBANY INTERNATIONAL EUROPE GMBH

and

ALBANY INTERNATIONAL CANADA CORP.,

as Borrowers

the other Borrowing Subsidiaries,

the Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

_________________________________________________________________

JPMORGAN CHASE BANK, N.A.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Syndication Agents

and

BRANCH BANKING AND TRUST COMPANY,

CITIZENS BANK, N.A., and

TD BANK, N.A.,

as Co-Documentation Agents

[CS&M Ref No. 6701-352]

TABLE OF CONTENTS

i

Schedules:

Schedule 1.01	Applicable Funding Account
Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.10	Foreign Plans
Schedule 3.12	Subsidiaries
Schedule 6.01	Existing Subsidiary Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Certain Transactions with Affiliates
Schedule 6.07	Existing Investments

Exhibits:

Exhibit A-1	Form of Borrowing Subsidiary Agreement
Exhibit A-2	Form of Borrowing Subsidiary Termination
Exhibit B	Form of Borrowing Request
Exhibit C-1	Form of Issuing Bank Agreement
Exhibit C-2	Form of US Tax Certificate
Exhibit D	Form of Subsidiary Guarantee Agreement
Exhibit E	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of Opinion of Charles J. Silva Jr., General Counsel of Albany International Corp.
Exhibit G-2	Form of Opinion of Homburger AG
Exhibit G-3	Form of Opinion of Stewart McKelvey
Exhibit H	Form of Reaffirmation Agreement

FIVE-YEAR REVOLVING CREDIT FACILITY AGREEMENT dated as of June 18, 2015, as AMENDED AND RESTATED as of April 8, 2016, as further AMENDED AND RESTATED as of November 7, 2017, among ALBANY INTERNATIONAL CORP., a Delaware corporation (“Company”), ALBANY INTERNATIONAL HOLDING (SWITZERLAND) AG, a Swiss corporation with a Guernsey branch (“AIH”), ALBANY INTERNATIONAL EUROPE GMBH, a Swiss limited liability company (“AIE”), ALBANY INTERNATIONAL CANADA CORP., a Nova Scotia unlimited liability corporation (“AIC”), the other BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States, as Administrative Agent.

The Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) have requested the Lenders to amend and restate the Existing Credit Agreement on the terms set forth herein to provide for (a) the Lenders to extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not in excess of the equivalent of US$685,000,000 less the sum of the LC Exposure and the Swingline Exposure at such time, (b) the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not in excess of US$25,000,000 and (c) the Issuing Banks to issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of the equivalent of US$50,000,000.

The proceeds of Revolving Loans will be used for general corporate purposes of the Company and the Subsidiaries, including to refinance Indebtedness, if any, under the Existing Credit Agreement and acquisitions. The Letters of Credit and the proceeds of the Swingline Loans will be used for general corporate purposes of the Company and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrowers and the Issuing Banks are willing to issue such Letters of Credit on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning specified in Section 2.08(d).

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise (and in any event for all purposes of Article VIII), the term “Administrative Agent” shall include any Affiliate of JPMCB through which JPMCB shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“AEC” means Albany Engineered Composites, Inc., currently a Wholly Owned Subsidiary.

“AEC Joint Venture Entity” means any entity owned by the Company and/or its subsidiaries and one or more Persons that are not Affiliates of the Company that results from a Permitted AEC Transaction, whether in corporate, partnership, limited liability company, trust or other legal form.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The status of any individual as an officer or director of any Person shall not, in and of itself, be deemed to make such individual an Affiliate of such Person.

“Aggregate Global Tranche Revolving Credit Exposure” means the sum of the Global Tranche Revolving Credit Exposures of all the Global Tranche Lenders; provided, that for purposes of this definition, in determining the Global Tranche Revolving Credit Exposure of the Lender that is the Swingline Lender, the Swingline Exposure of such Lender shall be deemed to equal its Global Tranche Percentage of all outstanding Swingline Loans.

“Aggregate Revolving Credit Exposure” means the sum of the Aggregate Global Tranche Revolving Credit Exposure and the Aggregate US Tranche Revolving Credit Exposure.

“Aggregate US Tranche Revolving Credit Exposure” means the sum of the US Tranche Revolving Credit Exposures of all the US Tranche Lenders.

“Agreement” means this amended and restated Five-Year Revolving Credit Facility Agreement, as the same may hereafter be modified, supplemented or amended from time to time.

“AIC” has the meaning specified in the preamble.

“AIE” has the meaning specified in the preamble.

“AIH” has the meaning specified in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters Screen LIBOR01 Page displaying interest rates for US Dollar deposits with a maturity of one month in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euro, Canadian Dollars and any other currency (other than US Dollars) (a) that is freely transferable and convertible into US Dollars in the London market, (b) for which LIBO Rates can be determined by reference to the Reuters Screen “LIBOR 01” page as provided in the definition of “LIBO Rate”, (c) for which Exchange Rates can be determined in accordance with the definition of “Exchange Rate” set forth in this Section 1.01 and (d) that has been designated by the Administrative Agent as an Alternative Currency at the request of the Company and with the consent of each Global Tranche Lender.

“Anti-Corruption Laws” means all laws and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Funding Account” means, as to each Borrower, the applicable account with the Administrative Agent (or one of its Affiliates) specified on Schedule 1.01 hereto or set forth in such Borrower’s Borrower Subsidiary Agreement entered pursuant to Section 2.20, or any other account with the Administrative Agent (or one of its Affiliates) that shall be specified in a written notice signed by a Financial Officer of the applicable Borrower or the Company and delivered to and approved by the Administrative Agent.

“Applicable Rate” means, for any day with respect to (a) any ABR Loan, LIBOR Loan, EURIBOR Loan or CDOR Loan or (b) the Commitment Fees, as the case may be, the applicable rate per annum set forth under the appropriate caption in the table below, based upon the Leverage Ratio:

Category	Leverage Ratio	Commitment Fee	ABR Spread	LIBOR/EURIBOR/CDOR Spread
Category 1	< 1.00 to 1.00	0.225%	0.250%	1.250%
Category 2	> 1.00:1.00 and < 2.00:1.00	0.250%	0.375%	1.375%
Category 3	> 2.00:1.00 and < 3.00:1.00	0.275%	0.500%	1.500%
Category 4	> 3.00:1.00	0.300%	0.750%	1.750%

Except as set forth below, the Leverage Ratio used to determine the Applicable Rate during the period from and including any Financial Statement Delivery Date to but excluding the next Financial Statement Delivery Date shall be that in effect at the date of the balance sheet delivered on such first Financial Statement Delivery Date under Section 5.01(a) or (b); provided that (i) prior to the first Financial Statement Delivery Date after the Restatement Effective Date, the Applicable Rate shall be determined by reference to Category 3 and (ii) if any financial statements required to have been delivered under Section 5.01(a) or (b) shall not have been delivered by the date required under such Section, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Category 4.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, in their capacity as co-lead arrangers of the revolving credit facility provided for herein.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F or such other form as shall be approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and the Borrowing Subsidiaries.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR, CDOR or EURIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euros, €5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, C$5,000,000 and (e) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euros, €1,000,000, (c) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000 and (d) in the case of a Borrowing denominated in any other Alternative Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means AIH, AIE, AIC, and at any time, each Subsidiary that has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.20 and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan denominated in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a Loan denominated in any Alternative Currency other than Euro, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the principal financial center of the country of such Alternative Currency and (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Canadian Borrowing Subsidiary” means any Borrowing Subsidiary that is a Canadian Subsidiary.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would have been required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, subject to Section 1.04.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDO Rate.

“CDO Rate” means, with respect to any CDOR Loan for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Change in Control” means (a) the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Permitted Shareholders, of shares representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company at a time when Permitted Shareholders together (i) do not have the unrestricted power directly or indirectly to vote or direct the vote of shares representing a percentage of such aggregate ordinary voting power that is greater than the percentage so owned by any such Person or group or (ii) do not Control the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved prior to their election by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of any “change in control” or similar event, however denominated, resulting in an obligation on the part of the Company or any Subsidiary to repay, redeem or repurchase, or to offer to repay, redeem or repurchase, Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority if such request, guideline or directive is made or issued after the Restatement Effective Date and reflects a change after the Restatement Effective Date in the policies or practices to which such request, guideline or directive relates; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Claims” has the meaning specified in Section 2.18(c).

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Tranche Revolving Loans, US Tranche Revolving Loans or Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a Global Tranche Commitment or a US Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means the Global Tranche Commitments and the US Tranche Commitments. The aggregate amount of the Commitments as of the Restatement Effective Date is US$685,000,000.

“Commitment Fees” has the meaning specified in Section 2.11(a).

“Commitment Increase” has the meaning specified in Section 2.08(d).

“Company” has the meaning specified in the preamble.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, (b) income tax expense for such period, (c) depreciation and amortization for such period, (d) all non-cash charges (including any non-cash expenses relating to stock option exercises or other non-cash, stock-based compensation such as restricted stock units) during such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), (e) all charges related to the early retirement of Indebtedness during such period, (f) restructuring charges not in excess of (1) US$25,000,000 in any period of four fiscal quarters or (2) US$70,000,000 in the aggregate for all periods, in the case of each of such clauses (1) and (2), commencing with the fiscal quarter during which the Restatement Effective Date shall have occurred, (g) the amount of any pension settlement or curtailment expense (including (1) any such expenses, incurred in prior periods, the recognition of which has been deferred in accordance with GAAP, and (2) any such expenses in the form of premium payments or other obligations or amounts paid or payable to third parties as consideration for the assumption or defeasance of such obligations) required or permitted to be recognized during such period as the result of the permanent settlement or defeasance of any pension obligation of the Company or any Subsidiary, provided that the aggregate amount to be added back with respect to all such pension settlement or curtailment expense pursuant to this clause (g) for all periods commencing with the fiscal quarter during which the Restatement Effective Date shall have occurred shall not exceed US$100,000,000 (of which not more than US$40,000,000 may represent add-backs of cash expenses), and (h) any losses attributable to sales of business operations not in the ordinary course of business during such period and minus, without duplication, (1) all non-cash gains and income for such period, (2) any gains related to the early retirement of Indebtedness for such period and (3) any gains attributable to sales of business operations not in the ordinary course of business for such period, all determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the gross interest expense, whether expensed or capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Company and its Subsidiaries during such period but excluding the amortization of deferred financing costs, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments received by the Company or its Subsidiaries under interest rate protection agreements, the effect of which is required to be reflected in the Company’s income statement under “Interest Expense”.

“Consolidated Net Income” means, for any period, net income or loss of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such financial statements were prepared on such date in accordance with GAAP.

“Consolidated Tangible Net Worth” means at any date the consolidated common shareholders’ equity of the Company and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means any borrowing or the issuance of any Letter of Credit.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means a Subsidiary that is incorporated or organized in the United States of America or any state or other political subdivision, territory or possession thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 18, 2015, the date on which the conditions specified in Section 4.01 of the Existing Credit Agreement were satisfied.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company or any subsidiary or other Affiliate of the Company.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, permits, licenses, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights to acquire any such equity ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“EURIBO Rate” means, with respect to any EURIBOR Loan for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Event of Default” has the meaning specified in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into US Dollars on such day determined by using the rate of exchange for the purchase of the US Dollars with such Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time on such day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services. In the event that such rate does not appear on ICE Data Services (or on any information service which publishes that rate of exchange from time to time in place of ICE Data Services), the equivalent of such amount in US Dollars will be determined in such manner as the Company and the Administrative Agent shall agree (including by reference to any such other publicly available service for displaying exchange rates) or, in the absence of such agreement, by the Administrative Agent using any method of determination it deems appropriate in its discretion).

“Excluded Divestiture” means any sale of assets (including Equity Interests in any Subsidiary) for cash by the Company or any Subsidiary at a time when the Leverage Ratio, giving pro forma effect to such sale (but not to any related repayment of Indebtedness of the Company or any Subsidiary, other than any prepayment of Indebtedness related to the assets sold that is required under the terms of an agreement existing prior to, and not entered into in contemplation of, such sale) as if it had occurred at the beginning of the period of four consecutive fiscal quarters ended on or most recently prior to such time, shall be less than 3.25 to 1.00.

“Excluded Taxes” means, (a) with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (i) Taxes on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed by the United States of America (or any state or municipality thereof), or by any Governmental Authority as a result of a present or former connection between the recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan

Document), (ii) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i) above, (iii) any United States backup withholding Taxes and (iv) in the case of any Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(f); (b) with respect to any US Tranche Lender (other than a Lender that becomes a US Tranche Lender through an assignment under Section 2.19(b) or following an Event of Default with respect to the Company under Section 7.01(h) or (i)), any withholding Tax that is imposed by the United States of America on amounts payable from locations within such jurisdiction to such Lender’s US Tranche Lending Office, to the extent such Tax is imposed (assuming the taking by such Borrower and such Lender of all actions required in order for available exemptions from such Tax to be effective) pursuant to any law in effect and applicable at the time such Lender becomes a party to this Agreement (or designates a new US Tranche Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17; (c) with respect to any Global Tranche Lender (other than a Lender that becomes a Global Tranche Lender through an assignment under Section 2.19(b) or following an Event of Default with respect to the Company under Section 7.01(h) or (i)), (i) any withholding Tax that is imposed on amounts payable by a Global Tranche Borrower organized in the United States of America, Switzerland or Canada by any taxation authority of such Borrower’s jurisdiction of organization on amounts payable from locations within such jurisdiction to such Lender’s Global Tranche Lending Office designated for Global Tranche Borrowers organized in such jurisdiction, to the extent such Tax is imposed (assuming the taking by such Borrower and such Lender of all actions required in order for available exemptions from such Tax to be effective) pursuant to any law in effect and applicable at the time such Lender becomes a party to this Agreement (or designates a new Global Tranche Lending Office for Global Tranche Borrowers organized in such jurisdiction), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17 or (ii) any Swiss Withholding Tax that is imposed on amounts payable by a Swiss Borrowing Subsidiary to such Lender’s applicable Global Tranche Lending Office, to the extent such Swiss Withholding Tax is imposed as a direct result of (A) a breach by such Lender (but not by any other Lender) under Section 2.17(h) or (B) an assignment by such Lender (but not by any other Lender) without the consent of such Swiss Borrowing Subsidiary in breach of the requirements of clause (ii) of Section 10.04(d) or a sale by such Lender (but not by any other Lender) of a participation, a sub-participation, or any other arrangement to a Non-Qualifying Bank without the consent of such Swiss Borrowing Subsidiary in breach of the requirements of clause (ii) of Section 10.04(d) or a breach of a Lender of the representations and warranties in clause (ii) of Section 10.04(d); and (d) any U.S. Federal withholding Taxes imposed under FATCA. It is understood and agreed that, as to any Global Tranche Lender, the status of any Swiss Withholding Tax as an Excluded Tax shall not affect the rights of such Lender under Section 2.12(h) except to the extent provided in Section 2.12(i).

“Existing Credit Agreement” means this Agreement as amended and restated on April 8, 2016, and in effect immediately prior to its restatement in the form hereof.

“Existing Letters of Credit” means letters of credit listed on Schedule 2.05 that were outstanding immediately prior to the Restatement Effective Date and issued by an Issuing Bank.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version to the extent substantively comparable thereto and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing, and any agreement entered into pursuant to Section 1471(b)(1) of the Code or such an intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal Funds Effective Rate; provided that if the Federal Funds Effective Rate, determined as provided above, would be less than zero, the Federal Funds Effective Rate shall for all purposes of this Agreement be zero.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statement Delivery Date” means each date on which the Company delivers financial statements under Section 5.01(a) or (b) (including by filing with the Securities and Exchange Commission and notifying the Administrative Agent of such filing as provided in Section 5.01).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof.

“Foreign Person” means a person that is a corporation (from a U.S. federal income tax perspective) that is not a U.S. Person, or any person owned directly or indirectly by such corporation.

“Foreign Plans” has the meaning specified in Section 3.10(b).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Tranche” has the meaning specified in the definition of “Tranche”.

“Global Tranche Borrower” means (a) the Company, (b) any US Borrowing Subsidiary, (c) any Swiss Borrowing Subsidiary, (d) any Canadian Borrowing Subsidiary and (e) any Borrowing Subsidiary that is not a US Borrowing Subsidiary, a Swiss Borrowing Subsidiary or a Canadian Borrowing Subsidiary and that has been designated by the Administrative Agent as a Global Tranche Borrower at the request of the Company and with the consent of each Global Tranche Lender.

“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Revolving Loans pursuant to Section 2.01(a) and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Global Tranche Lender’s Global Tranche Revolving Credit Exposure, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Global Tranche Lender pursuant to Section 10.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as the case may be. The aggregate amount of Global Tranche Commitments on the Restatement Effective Date is US$685,000,000.

“Global Tranche Lender” means a Lender with a Global Tranche Commitment or a Global Tranche Revolving Credit Exposure.

“Global Tranche Lending Office” means, with respect to any Global Tranche Lender, such office(s) as such Lender (or any Affiliate of such Lender) shall have specified from time to time as its “Global Tranche Lending Office(s)” by notice to the Company and the Administrative Agent. A Global Tranche Lender may designate different Global Tranche Lending Offices for Loans to Global Tranche Borrowers in different jurisdictions.

“Global Tranche Percentage” means, with respect to any Global Tranche Lender at any time, the percentage of the aggregate Global Tranche Commitments represented by such Global Tranche Lender’s Global Tranche Commitment at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Global Tranche Percentage” shall mean the percentage of the total Global Tranche Commitments (disregarding any Defaulting Lender’s Global Tranche Commitment) represented by such Lender’s Global Tranche Commitment. If the Global Tranche Commitments have expired or been terminated, the Global Tranche Percentages shall be determined on the basis of the Global Tranche Commitments most recently in effect, giving effect to any assignments.

“Global Tranche Revolving Credit Exposure” means, with respect to any Global Tranche Lender at any time, the sum of (a) the aggregate amount of the US Dollar Equivalents of such Global Tranche Lender’s outstanding Global Tranche Revolving

Loans, (b) the amount of such Global Tranche Lender’s LC Exposure and (c) the amount of such Global Tranche Lender’s Swingline Exposure.

“Global Tranche Revolving Loans” means Loans made by the Global Tranche Lenders pursuant to Section 2.01(a). Each Global Tranche Revolving Loan denominated in US Dollars shall be a LIBOR Loan or, at the request of the applicable Borrower as provided herein and solely in the case of a Global Tranche Revolving Loan made to the Company or a US Borrowing Subsidiary, an ABR Loan. Each Global Tranche Revolving Loan denominated in Euros shall be a EURIBOR Loan. Each Global Tranche Revolving Loan denominated in Canadian Dollars shall be a CDOR Loan. Each Global Tranche Revolving Loan denominated in an Alternative Currency other than Euros or Canadian Dollars shall be a LIBOR Loan.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Beneficiaries” has the meaning specified in Article IX.

“Guarantee Requirement” means, at any time, that (a) the Subsidiary Guarantee Agreement (or a supplement thereto) shall have been executed by (i) each Domestic Subsidiary (other than (A) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary, (B) any Domestic Subsidiary that (x) does not conduct any business operations, (y) has assets with a total book value not in excess of US$1,000 and (z) does not have any Indebtedness outstanding and (C) any Subsidiary that is created as a result of a Permitted AEC Transaction) existing at such time and (ii) each Foreign Subsidiary that is a direct or indirect parent corporation of a Borrower (it being understood that each such Foreign Subsidiary will guarantee only the Obligations of such Borrower), shall have been delivered to the Administrative Agent and shall be in full force and effect, (b) the Indemnity, Subrogation and Contribution Agreement (or a supplement thereto) shall have been executed by the Company and each Domestic Subsidiary party to the

Subsidiary Guarantee Agreement, shall have been delivered to the Administrative Agent and shall be in full force and effect and (c) as to each Subsidiary that shall become a party to the Subsidiary Guarantee Agreement after the Restatement Effective Date, the Administrative Agent shall have received documents comparable to those delivered under paragraphs (b) and (f) of Section 4.01 with respect to Subsidiaries party to such Subsidiary Guarantee Agreement on the Restatement Effective Date.

“Guarantor” means the Company or any Subsidiary Guarantor.

“Guidelines” means, together, (i) Guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), (ii) Guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), (iii) Guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt“Geldmarktpapiere und Buchforderungen inländischer Schuldner” vom April 1999), (iv) Guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000) and (v) Circular Letter no. 34 in relation to customer credit balances of July 26, 2011 (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011), in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary (other than any Borrower, any Guarantor or any Subsidiary that directly or indirectly owns capital stock of any Borrower or Guarantor) with respect to which both

(a) the sum of (i) the consolidated book value of the assets of such Subsidiary and (ii) the aggregate consolidated book value of the assets of each other Subsidiary that has a lower consolidated book value than the assets of the Subsidiary specified in clause (i) is less than 3% of the aggregate consolidated book value of the total assets of the Company and all the Subsidiaries, in each case determined as of the last day of the most recently ended fiscal year for which financial statements are available, and

(b) the sum of (i) such Subsidiary’s consolidated net income and (ii) the aggregate consolidated net income of each other Subsidiary that has a lower consolidated net income than that of the Subsidiary specified in clause (i) is less than 3% of Consolidated Net Income, in each case for the most recently ended fiscal year for which financial statements are available.

“Increase Effective Date” has the meaning specified in Section 2.08(d).

“Increasing Lender” has the meaning specified in Section 2.08(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and obligations under Hedging Agreements, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning specified in Section 10.03(b).

“Indemnity, Subrogation and Contribution Agreement” means an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit E hereto.

“Initial Borrowings” has the meaning specified in Section 2.08(d).

“Intangible Assets” means the amount (to the extent reflected in determining consolidated common shareholders’ equity of the Company in accordance with GAAP) of (i) all write-ups (other than write-ups resulting from foreign currency transactions and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2016, in the book value of any asset owned by the Company or a Consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons that are not Subsidiaries, in each case to the extent that the carrying value of any such investment on any Company’s books exceeds its historical cost and (iii) all unamortized debt discount and expense, unamortized deferred charges (but only to the extent that the aggregate amount thereof exceeds US$15,000,000), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, EURIBOR Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR, EURIBOR or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any LIBOR, EURIBOR or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, solely in the case of an Interest Period commencing on the Restatement Effective Date, on such other day as shall have been requested by the Company, approved by the Administrative Agent and communicated to the applicable Lenders), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBOR, EURIBOR or CDOR Loan, in each case for any Interest Period, the rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means JPMCB, Bank of America N.A. and each other Lender that may become an Issuing Bank hereunder from time to time by entering into an Issuing Bank Agreement with the Company, each in its capacity as an issuer of Letters of Credit hereunder, and the successors of any such person in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” means an Issuing Bank Agreement between an Issuing Bank, the Administrative Agent and the Company substantially in the form of Exhibit C-1.

“Issuing Bank Fee” has the meaning specified in Section 2.11(b).

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or in such Issuing Bank’s Issuing Bank Agreement. The LC Commitment of any Issuing Bank may be increased or decreased by an agreement between the Borrower and such Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Alternative Currency, the rate at which US Dollars may be exchanged into such Alternative Currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Bloomberg Foreign Currency Cross Rates page.  In the event that such rate does not appear on the applicable Bloomberg Foreign Currency Cross Rates page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent, the applicable Issuing Bank and the Company or, in the absence of such agreement, such LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or the applicable Issuing Bank in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of such Alternative Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus

(b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time (giving effect to any conversion of the Borrowers’ reimbursement obligations in respect of any LC Disbursements into US Dollar denominated obligations as provided in Section 2.05). The LC Exposure of any Lender at any time shall be its Global Tranche Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposures of Defaulting Lenders in effect at such time.

“LC Fronting Fee” has the meaning specified in Section 2.11(b).

“LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, Euros, Canadian Dollars or another Alternative Currency, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.

“LC Participation Fee” has the meaning specified in Section 2.11(b).

“Lenders” means the Persons listed on Schedule 2.01, and any other Person that shall have become a Lender pursuant to an Assignment and Assumption or Section 2.08(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, as of the Restatement Effective Date, the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.05.

“Leverage Increase Election” has the meaning specified in Section 6.08.

“Leverage Increase Period” has the meaning specified in Section 6.08.

“Leverage Increase Termination Notice” has the meaning specified in Section 6.08.

“Leverage Ratio” means, on any date, the ratio of (i) Total Debt at such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to such date (and solely for purposes of this definition, if any Person or business unit shall have been acquired or divested by the Company or its Consolidated Subsidiaries or if the Company shall have merged with any Person during such period, Consolidated EBITDA shall be determined on a pro forma basis as if such acquisition, divestiture or merger, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period).

“LIBO Rate” means, with respect to any LIBOR Loan denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a lessor under any capital lease relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Reaffirmation Agreement and the Letters of Credit.

“Loan Parties” means the Borrowers and the Guarantors; provided that, solely for purposes of Section 6.07, the Loan Parties shall not include AIH, AIE, AIC or any Subsidiary that is excluded from the definition of “Subsidiary Guarantor” pursuant to the proviso contained in such definition.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to any Loan or Borrowing denominated in US Dollars or any Letter of Credit (other than a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary), New York City time, (b) with respect to any Loan or Borrowing denominated in any currency other than US Dollars or Canadian Dollars, London time and (c) with respect any Loan or Borrowing denominated in Canadian Dollars or any Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, Toronto time.

“Marketable Securities” means any debt or equity securities for which an active trading market exists and price quotations are available.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, or financial condition of the Company and the Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Obligations under this Agreement or under any other Loan Document), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements provided for in such Hedging Agreement) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means November 7, 2022.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, an amount equal to (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Company and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company).

“Non-Qualifying Bank” means any Person who does not qualify as a Qualifying Bank.

“Non-Refundable Portion” has the meaning given such term in Section 2.12(i).

“Non-Wholly Owned Subsidiary” means a Subsidiary that is not a Wholly Owned Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, that if the NYFRB Rate, determined as provided above, would be less than zero, the NYFRB Rate shall for all purposes of this Agreement be zero.

“Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Company or any Subsidiary under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all obligations of the Company or any Subsidiary under each Hedging Agreement that (i) was in effect on the Effective Date with a counterparty that was a Lender (or an Affiliate thereof) as of the Effective Date or (ii) shall have been entered into after the Effective Date with any counterparty that shall have been a Lender (or an Affiliate thereof) at the time such Hedging Agreement was entered into, (c) the due and punctual performance of all other obligations of each Borrower under or pursuant to this Agreement and each of the other Loan Documents, and (d) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Other Taxes” means any and all present or future stamp, recording, transfer, sales, documentary, excise, property or similar taxes, charges or levies (and any interest, penalties or additions relating thereto) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an Overnight Bank Funding Rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning specified in Section 10.04(c).

“Participant Register” has the meaning given such term in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted AEC Transaction” means (i) the sale of Equity Interests in AEC to a third party for fair value, (ii) the contribution of all or a portion of the assets of AEC (and any related technology and assets of the Company as the Company may determine) to an entity newly-formed for the purpose of establishing joint ownership with one or more third parties in exchange for Equity Interests in such newly-formed entity, (iii) any sale for fair value of Equity Interests in such newly-formed entity (in one or more transactions) to any third parties pursuant to the terms of the shareholders’ agreement, joint ownership agreement or other constitutive or operative document relating to such newly-formed entity (as such agreements or documents may be amended from time to time), and/or (iv) provision of additional services by the Company or a Subsidiary to such joint ownership entity (and/or a Wholly-Owned Subsidiary thereof) on a basis at least sufficient to compensate the Company or such Subsidiary for its cost in providing such services (as such cost is determined in good faith by the Company or such Subsidiary); provided that after giving effect to any such sale of Equity Interests in AEC, contribution of assets of AEC or sale of Equity Interests in any such newly-formed entity, the Company shall own, directly or indirectly, not less than 70% of the equity of AEC or such newly-formed entity, as the case may be, and shall Control AEC or such newly-formed entity. For purposes of subclause (iii) of this definition, “fair value” at any time shall include a formula price theretofore agreed or accepted by the Company on the basis of the Company’s good faith estimate of future fair value.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (d) above;

(f) money market mutual or similar funds offered by any Lender or Affiliate of a Lender; and

(g) investments by Albany International Tecidos Tecnicos Ltda. in the debt securities of Bradesco Empresas not to exceed US$5,000,000 in the aggregate at any time;

provided that, in the case of any investment by a Foreign Subsidiary, “Permitted Investments” shall also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (d) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Permitted Leverage Ratio Level” has the meaning specified in Section 6.08(a).

“Permitted Shareholders” means (a) J. Spencer Standish, (b) any of J. Spencer Standish’s descendants or legatees, (c) any executor, personal representative or spouse of J. Spencer Standish or any of his descendants, (d) any corporation, trust or other entity holding voting stock of the Company as to which one or more of the Persons identified in the foregoing clauses (a) through (c) have Control, (e) any trust as to which Persons so identified in clauses (a) through (c) above hold at least 85% of the beneficial interest in the income and principal of the trust disregarding the interests of the contingent remaindermen and (f) any employee stock ownership plan for the benefit of employees of the Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, sponsored, maintained or contributed to by the Company or any ERISA Affiliate.

“Prepayment Event” means any sale, transfer or other disposition of any property or asset of the Company or any Subsidiary in respect of which the Commitments are required to be reduced pursuant to Section 6.03(i) or 6.06(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualifying Bank” means any entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch, in the country of that branch, and which exercises as its main purpose a true and genuine banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making.

“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans in US Dollars or in any Alternative Currency, the day that is two Business Days prior to the first day of such Interest Period; (b) any Interest Period for Loans in Euro, the day which is two Target Operating Days prior to the first day of such Interest Period; and (c) any Interest Period for Loans in Canadian Dollars, the first day of such Interest Period; in each case unless market practice changes for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent (in consultation with the Company) in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Reaffirmation Agreement” means a Reaffirmation Agreement substantially in the form of Exhibit H hereto.

“Receivables” means all accounts, contract rights, chattel paper, instruments, general intangibles and other assets arising out of or in connection with the sale or lease of goods or the rendering of services.

“Register” has the meaning specified in Section 10.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing more than 50% of the Aggregate Revolving Credit Exposure and unused Commitments at such time; provided, that for purposes of this definition, (a) in determining the Global Tranche Revolving Credit Exposure of the Lender that is the Swingline Lender, the Swingline Exposure of such Lender shall be deemed to equal its Global Tranche Percentage of all outstanding Swingline Loans and (b) the unused Global Tranche Commitment of such Lender shall be determined in a manner consistent with the preceding clause (a).

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests; provided that none of (a) any dividend or distribution consisting solely of common stock of the Company, (b) the payment of cash in lieu of fractional shares in connection with any such common stock dividend or distribution or (c) the acceptance of shares of common stock of the Company in payment of the exercise price of any option to acquire any such shares of common stock of the Company shall constitute a Restricted Payment.

“Revolving Credit Exposure” means a Global Tranche Revolving Credit Exposure or a US Tranche Revolving Credit Exposure, as applicable.

“Revolving Loan” means any Global Tranche Revolving Loan or US Tranche Revolving Loan, as applicable.

“S&P” means Standard & Poor’s or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of Sanctions that broadly prohibit dealings with or in such country, region or territory (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (“OFAC”) of the US Department of the Treasury, the US Department of State, or the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by a Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by OFAC or the US Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) and (c) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances with a tenor equal to the Interest Period as displayed on the Reuters screen page that displays such rate (currently CDOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest

Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above in this definition, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time and (c) with respect to the CDO Rate, 10:15 a.m. Toronto time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Adjusted LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning specified in Section 2.08(d).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes of Section 4.02(a), references to “subsidiaries” herein shall be deemed, on the date of any subsequent borrowing to finance the acquisition of any Person, to include any Person to be acquired on such date.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit D hereto.

“Subsidiary Guarantor” means each Subsidiary that is or is required to be a party to, or each Domestic Subsidiary that is not required under the Guarantee Requirement but elects, at any time, to become a party to, the Subsidiary Guarantee

Agreement, and the permitted successors and assigns of each such Person; provided that, solely for purposes of Sections 6.01, 6.03 and 6.07, any Subsidiary that has not guaranteed the Obligations of all the Borrowers hereunder will not be deemed to be a Subsidiary Guarantor.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Global Tranche Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Lender that is the Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Global Tranche Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) in the case of the Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Global Tranche Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Borrowing Subsidiary” means any Borrowing Subsidiary that is a Swiss Subsidiary.

“Swiss Federal Tax Administration” means the Swiss federal tax administration referred to in Article 34 of the Swiss Withholding Tax Act.

“Swiss Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of, or resident for tax purposes in, Switzerland or any political subdivision thereof, including, with respect to AIH, the Guernsey branch.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement that are Non-Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Qualifying Banks of any Swiss Borrowing Subsidiary under all outstanding debts relevant for the classification as debenture (Kassenobligation) must not at any time exceed twenty, all in accordance with the Guidelines.

“Swiss Withholding Tax” means the withholding tax imposed by the Swiss Federal Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss federal act on withholding tax, of October 13, 1965, as modified from time to time (“Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965”).

“Swiss Withholding Tax Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.

“Target Operating Day” means any day on which banks in London are open for general banking business and is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the TARGET is not operating (as determined by the Administrative Agent).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means November 10, 2017.

“Total Debt” means, at any time, without duplication, the sum of (a) all Indebtedness that is or should be reflected as a liability on a consolidated balance sheet of the Company and the Subsidiaries in accordance with GAAP and (b) the consideration (other than any note of a Subsidiary that serves as a conduit in a sale or financing transaction with respect to Receivables) received by the Company or any Consolidated Subsidiary from any Person (other than the Company or a Subsidiary) for Receivables sold, which Receivables remain uncollected at such time (other than delinquent Receivables sold for collection in the ordinary course of business and not as part of a financing transaction); less (x) the sum of all cash and cash equivalents (as determined in accordance with GAAP) and (y) the fair market value of any Marketable Securities of the Company and the Consolidated Subsidiaries, with such excluded items under clauses (x) and (y) above not to exceed US$65,000,000 in the aggregate at any time; provided, however, that, with respect to any Non-Wholly Owned Subsidiary, the Indebtedness (other than any Indebtedness that is Guaranteed by the Company or a Wholly-Owned Subsidiary) and assets thereof referred to in the foregoing clauses shall be disregarded in the calculation of “Total Debt” to the extent of any economic interest in such Non-Wholly Owned Subsidiary that is directly or indirectly owned by any Person other than the Company or a Subsidiary.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Global Tranche Commitments, the Global Tranche Revolving Loans and participations in Letters of Credit and Swingline Loans attributable to the Global Tranche Commitments (the “Global Tranche”) and (b) the US Tranche Commitments, the US Tranche Revolving Loans (the “US Tranche”).

“Tranche Percentage” means a Global Tranche Percentage or a US Tranche Percentage.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is to be a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance and use of Letters of Credit.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“US Borrowing Subsidiary” means any Borrowing Subsidiary that is a Domestic Subsidiary.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Tax Certificate” has the meaning specified in Section 2.17(f)(ii).

“US Tranche” has the meaning specified in the definition of “Tranche”.

“US Tranche Borrower” means (a) the Company and (b) any Borrowing Subsidiary that has been designated as a US Tranche Borrower pursuant to Section 2.20.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans pursuant to Section 2.01(b), expressed as an amount representing such US Tranche Lender’s maximum US Tranche Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such US Tranche Lender pursuant to Section 10.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as the case may be. The aggregate amount of US Tranche Commitments on the Restatement Effective Date is US$0.

“US Tranche Lender” means a Lender with a US Tranche Commitment or a US Tranche Revolving Credit Exposure.

“US Tranche Lending Office” means, with respect to any US Tranche Lender, such office(s) as such Lender (or any Affiliate of such Lender) shall have specified from time to time as its “US Tranche Lending Office(s)” by notice to the Company and the Administrative Agent.

“US Tranche Percentage” means, with respect to any US Tranche Lender at any time, the percentage of the aggregate US Tranche Commitments represented by such US Tranche Lender’s US Tranche Commitment at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “US Tranche Percentage” shall mean the percentage of the total US Tranche Commitments (disregarding any Defaulting Lender’s US Tranche Commitment) represented by such Lender’s US Tranche Commitment. If the US Tranche Commitments have expired or been terminated, the US Tranche Percentages shall be determined on the basis of the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Credit Exposure” means, with respect to any US Tranche Lender at any time, the aggregate amount of such US Tranche Lender’s outstanding US Tranche Revolving Loans.

“US Tranche Revolving Loans” means Loans made by the US Tranche Lenders pursuant to Section 2.01(b). Each US Tranche Revolving Loan shall be a LIBOR Loan or an ABR Loan.

“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock in which, other than directors’ qualifying shares and/or other nominal amounts of Capital Stock that are required to be held by Persons under applicable law, are owned, directly or indirectly, by the Company or a Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Tranche Revolving Loan”) or by Type (e.g., a “LIBOR Revolving Loan”) or by Class and Type (e.g., a “Global Tranche LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Global Tranche Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Global Tranche LIBOR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all references herein to the “date hereof” or the “date of this Agreement” shall refer to the Restatement Effective Date. Unless otherwise indicated, any reference to a US Dollar amount in Article VI or VII of this Agreement (or in any definition of a term used in either such Article) shall be deemed to be a reference to that US Dollar amount or the equivalent thereof in one or more other currencies.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting

Standards Board ASU No. 2016-02, Leases (Topic 842) or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to such implementation.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in a currency other than US Dollars as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing or Letter of Credit. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Sections 6.08 and 6.09) or Section 7.01 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.08 and 6.09, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Global Tranche Commitments. Subject to the terms and conditions set forth herein, each Global Tranche Lender agrees to make Global Tranche Revolving Loans denominated in US Dollars, Euros, Canadian Dollars or other Alternative Currencies to the Global Tranche Borrowers from time to time during the Availability Period in principal amounts at any time outstanding that will not result in (i) the Aggregate Global Tranche Revolving Credit Exposure exceeding the aggregate Global Tranche Commitments, (ii) the Global Tranche Revolving Credit Exposure of any Lender exceeding its Global Tranche Commitment or (iii) the portion of the Aggregate Revolving Credit Exposure attributable to Loans made to and Letters of Credit issued for the accounts of Borrowing Subsidiaries that are Foreign Subsidiaries exceeding US$200,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Global Tranche Borrowers may borrow, prepay and reborrow Global Tranche Revolving Loans.

(b) US Tranche Commitments. Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans denominated in US Dollars to the US Tranche Borrowers from time to time during the Availability Period in principal amounts at any time outstanding that will not result in (i) the Aggregate US Tranche Revolving Credit Exposure exceeding the aggregate US Tranche Commitments or (ii) the US Tranche Revolving Credit Exposure of any Lender exceeding its US Tranche Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Tranche Borrowers may borrow, prepay and reborrow US Tranche Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Global Tranche Revolving Loan shall be made as part of a Global Tranche Borrowing consisting of Global Tranche Revolving Loans of the same Type and currency made by the Global Tranche Lenders ratably in accordance with their respective Global Tranche Commitments. Each US Tranche Revolving Loan shall be made as part of a US Tranche Borrowing consisting of US Tranche Revolving Loans of the same Type made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing denominated in US Dollars shall be comprised entirely of (A) LIBOR Loans or (B) at the request of the applicable Borrower as provided herein and solely in the case of any such Borrowing by the Company or a US Borrowing Subsidiary, ABR Loans, (ii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Loans and (iv) each Borrowing denominated in any Alternative Currency other than Euros or Canadian Dollars shall be comprised entirely of LIBOR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing (other than a Swingline

Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000; provided that an ABR Borrowing under any Tranche may be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 LIBOR Borrowings, EURIBOR Borrowings and CDOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the applicable Borrower shall notify the Administrative Agent of such request (a) in the case of a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such notice shall be given by telephone or telecopy. Each Borrowing Request shall be irrevocable and shall be in the form of (or, in the case of a telephonic Borrowing Request, confirmed promptly by hand delivery or telecopy of a written Borrowing Request in the form of) Exhibit B or any other form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the Tranche and Type of such Borrowing;

(iii) the currency and the principal amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a).

If no election as to the currency of the Borrowing is specified, then the requested Borrowing shall be denominated in US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in US Dollars, a EURIBOR Borrowing if denominated in Euros, a CDOR Borrowing if denominated in Canadian Dollars or a LIBOR Borrowing if denominated in an Alternative Currency other than Euros or Canadian Dollars. If no Interest Period is specified with respect to any requested LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender under the applicable Tranche of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Company may request that the Swingline Lender make, and the Swingline Lender may, in its discretion, agree to make, Swingline Loans to the Company in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding US$25,000,000, (ii) the Aggregate Global Tranche Revolving Credit Exposure exceeding the aggregate Global Tranche Commitments or (iii) the Global Tranche Revolving Credit Exposure of any Lender (including the Swingline Lender) exceeding its Global Tranche Commitment; provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and the US Borrowing Subsidiaries may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy signed by a Financial Officer on behalf of the applicable Borrower), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received by it. If the Swingline Lender shall elect to make the requested Swingline Loan, it shall make such Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require each Global Tranche Lender to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Global Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Global Tranche Lender, specifying in such notice such Lender’s Global Tranche Percentage of such Swingline Loan or Loans. Each Global Tranche Lender hereby unconditionally and irrevocably agrees, upon receipt of such notice from the Administrative Agent as provided above (and in any event, if such notice is received (i) by 11:00 a.m., New York City time, on a Business Day, then no later than 4:00 p.m., New York City time, on such Business Day, and (ii) after 11:00 a.m., New York City time, on a Business Day, then no later than 9:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Global Tranche Percentage of such Swingline Loan or Loans. Each Global Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Global Tranche Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Global Tranche Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from or on behalf of the applicable Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Global Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Loan Party for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company, on behalf of itself or any other Borrower, may request the issuance, amendment, renewal or extension of Letters of Credit for its own account, the account of the applicable Borrower or the account of any other Subsidiary (provided that the Company shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of any Subsidiary that is not a Borrower), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time not fewer than five Business Days before the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), be deemed to have been issued hereunder on the Restatement Effective Date and will, for all purposes of this Agreement, constitute Letters of Credit. Notwithstanding anything herein to the contrary, no Issuing Bank shall be required to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions except to the extent permissible for a Person required to comply with Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (by no later than 1:00 p.m. (New York City time) at least four Business Days prior to the requested date of issuance, amendment, renewal or extension, or such other period as may be agreed upon by the applicable Borrower, the Administrative Agent and the applicable Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars, Euros, Canadian Dollars or another currency approved by the applicable Issuing Bank that satisfies the requirements of clauses (a), (b) and (c) of the definition of “Alternative Currency”), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$50,000,000, and the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (ii) the Aggregate Global Tranche Credit Revolving Exposures shall not exceed the aggregate Global Tranche Commitments, (iii) no Global Tranche Lender will have a Global Tranche Revolving Credit Exposure greater than its Global Tranche Commitment and (iv) the portion of the Aggregate Revolving Credit Exposure attributable to Loans made to and Letters of Credit issued for the accounts of Borrowing Subsidiaries that are Foreign Subsidiaries shall not exceed US$200,000,000; the Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the Issuing Bank in good faith deems material to it; (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(c) Expiration Date. Each Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Global Tranche Lenders, such Issuing Bank hereby grants to each Global Tranche Lender, and each Global Tranche Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Global Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Global Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Global Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to a Borrower for any reason. Any payment by the Global Tranche Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, Euros, Canadian Dollars or another Alternative Currency, then in the currency of such LC Disbursement or reimbursement payment and (ii) if the currency of the applicable LC Disbursement or reimbursement payment shall be a currency other than US Dollars, Euros, Canadian Dollars or another Alternative Currency, in an amount of US Dollars, calculated by the Administrative Agent based on current exchange rates on the applicable LC Participation Calculation Date, sufficient to enable the Administrative Agent to purchase an amount of such currency equal to the amount of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any fluctuation in currency values or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Global Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is denominated in US Dollars and is not less than US$1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the applicable Borrower fails to make any such reimbursement payment when due, (A) if such payment relates to a Letter of Credit denominated in a currency other than US Dollars, Euros, Canadian Dollars or another Alternative Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Global Tranche Lender of the applicable LC Disbursement, the amount and currency of the payment then due from such Borrower in respect thereof and such Lender’s Global Tranche Percentage thereof. Promptly following receipt of such notice, each Global Tranche Lender shall pay to the Administrative Agent on the date such notice is received, in the applicable currency, its Global Tranche Percentage of the applicable LC Disbursement payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this

Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Global Tranche Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the fullest extent permitted by applicable law) suffered by such Borrower that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s breach of its obligation to issue a Letter of Credit pursuant to this Section. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in another currency pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply and (ii) if such LC Disbursement is made in a currency other than US Dollars, at all times prior to any conversion to US Dollars pursuant to paragraph (e) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Rate applicable to LIBOR Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank (except that interest accrued on and after the date of payment by any Global Tranche Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Lender pro rata to the extent of such payment), and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.11(c)), but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the

Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the portion of the LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in a currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) of this Section and interest accrued thereon shall be payable in US Dollars and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(h) or 7.01(i). The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.21. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations, and the applicable Borrower hereby creates in favor of the Administrative Agent a security interest in each such deposit to secure such Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an Issuing Bank Agreement, which shall set forth the LC Commitment of such Lender and be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Administrative Agent (or one of its Affiliates) most recently designated by the Administrative Agent for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loan proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The applicable Borrower may elect different options with respect to different portions of the applicable affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such notice shall be given by telephone or telecopy. Each Interest Election Request shall be irrevocable and shall be in a form (or, in the case of a telephonic Interest Election Request, confirmed promptly by hand delivery or telecopy of a written Interest Election Request in a form) approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) to elect an Interest Period for LIBOR Loans, EURIBOR Loans or CDOR Loans that does not comply with Section 2.02(d) or (iii) to convert any Borrowing into a Type not available for Borrowings in the applicable currency.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If by any such Interest Election Request a Borrower requests a LIBOR, a EURIBOR or a CDOR Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Borrowing made to the Company or a US Borrowing Subsidiary and denominated in US Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of any other Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars to the Company or a Domestic Subsidiary may be converted to or continued as a LIBOR Borrowing, (ii) unless repaid, each LIBOR Borrowing denominated in US Dollars of the Company or a Domestic Subsidiary shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. The foregoing is without prejudice to the other rights and remedies available hereunder upon an Event of Default.

SECTION 2.08. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Tranche; provided that (i) each such reduction of the Commitments of any Tranche shall be in an amount that is not less than the Borrowing Minimum and an integral multiple of the Borrowing Multiple, in each case for Borrowings denominated in US Dollars and (ii) the Company shall not terminate or reduce the Commitments of any Tranche if after giving effect to such termination or reduction and to any concurrent payment or prepayment of Loans or LC Disbursements in accordance with Section 2.10, (A) the Aggregate Revolving Credit Exposure under either the US Tranche or the Global Tranche would exceed the aggregate amount of Commitments of such Tranche, (B) the Revolving Credit Exposure under either the US Tranche or the Global Tranche of any Lender would exceed its

Commitments of such Tranche or (C) the Aggregate Revolving Credit Exposure would exceed the aggregate Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under any Tranche under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments under any Tranche may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments under any Tranche shall be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments under such Tranche.

(d) (i) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall deliver a copy thereof to the applicable Lenders) executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Global Tranche Commitments or US Tranche Commitments to be extended by the Increasing Lenders (or cause the Global Tranche Commitments or US Tranche Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such notice; provided, that (A) the new Commitments and increases in existing Commitments pursuant to this paragraph, in each case, after the Restatement Effective Date, shall not be greater than US$100,000,000 in the aggregate and shall not be less than US$10,000,000 (or any portion of such US$100,000,000 aggregate amount remaining unused) for any such increase, (B) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (x) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (y) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment or Commitments of such Increasing Lender as provided in such Accession Agreement.

(ii) On the effective date (the “Increase Effective Date”) of any increase in the Commitments of any Tranche pursuant to paragraph (d)(i) above (a “Commitment

Increase”), (A) the aggregate principal amount of the Borrowings of such Tranche outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid; (B) each Increasing Lender that shall have had a Commitment under such Tranche prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (x) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (y) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing; (C) each Increasing Lender that shall not have had a Commitment under such Tranche prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing; (D) after the Administrative Agent receives the funds specified in clauses (B) and (C) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (x) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, and (y) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing; (E) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts (in the currencies of the Initial Borrowings) equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03; (F) each Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase); and (G) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

(iii) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or additions of a new Lender shall become effective under this paragraph (d) unless (A) on the effective date of such increase, the conditions set forth in Section 4.02(a) and (b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase or addition) and (B) the Administrative Agent shall have received a certificate to that effect dated such date and executed by the President, Vice President or a Financial Officer of the Company (with sufficient copies for each of the Lenders) together with documents consistent with those delivered on the Restatement Effective Date under Section 4.01(b), (c) and (f), giving effect to such increase or addition.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th day or the last day of a calendar month and that is at least two Business Days after the day on which such Swingline Loan is made; provided that on each date on which a Borrowing denominated in US Dollars (including any ABR Borrowing) is made to a Borrower that shall have borrowed Swingline Loans, such Borrower shall repay all Swingline Loans then outstanding to it.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type of each such Loan and, in the case of any LIBOR, EURIBOR or CDOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof. The information contained in such accounts will be made available to the Company at reasonable times and upon reasonable request.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to Section 2.16 (but otherwise without premium or penalty) and the requirements of this Section.

(b) If the Aggregate Revolving Credit Exposure under any Tranche shall exceed the aggregate Commitments under such Tranche, then (i) on the last day of any Interest Period for any LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing under such Tranche and (ii) on each other date on which any ABR Borrowing or Swingline Loan shall be outstanding under such Tranche, the applicable Borrowers shall prepay Loans under such Tranche in an aggregate amount equal to the lesser of (i) the amount necessary to eliminate such excess and (ii) the amount of such Borrowing. If the Aggregate Revolving Credit Exposure under any Tranche on the last day of any month shall exceed 105% of the aggregate Commitments under such Tranche, then the applicable Borrowers shall, within three Business Days of such last day, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.

(c) On the date of any Prepayment Event, the Company shall pay or prepay (or shall cause a Borrowing Subsidiary to pay or prepay) Borrowings in an amount equal to the lesser of (i) 75% of the Net Proceeds of such Event and (ii) the excess of (A) the Aggregate Revolving Credit Exposure immediately following such Event over (B) the aggregate Commitments after giving effect to the reduction of the Commitments required pursuant to Section 6.03(i) or 6.06(c) in respect of such Event.

(d) On the date of any termination or reduction of the Commitments of either Tranche pursuant to Section 2.08, the Company shall pay or prepay (or shall cause a Borrowing Subsidiary to pay or prepay) so much of the Borrowings under such Tranche as shall be necessary in order that the Aggregate Revolving Credit Exposure under such Tranche shall not exceed the aggregate Commitments under such Tranche after giving effect to such termination or reduction.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment, (ii) in the case of an ABR Borrowing (other than a Swingline Loan), not later than 11:00 a.m., New York City time, one Business Day before the date of such prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be given by telephone or telecopy. Each such telephonic notice shall be confirmed promptly by hand delivery or telecopy of a written notice. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent, in US Dollars, for the account of each Lender, a commitment fee (a “Commitment Fee”), which shall accrue at the Applicable Rate on the daily unused amount of each Commitment of such Lender, in each case during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Restatement Effective Date, and, with respect to the Commitments of any Tranche, on the date on which the Commitments of such Tranche shall terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Global Tranche Commitment of a Lender shall be deemed to be used to the extent of the outstanding Global Tranche Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Company agrees to pay (or cause the applicable Borrowing Subsidiary to pay) (i) to the Administrative Agent for the account of each Global Tranche Lender a participation fee (an “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used in determining the interest rate applicable to LIBOR Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Global Tranche Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee (an “LC Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily undrawn amount of the outstanding Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Global Tranche Commitments and the date on which the last of such Letters of Credit expires, terminates or is drawn in full, as well as such Issuing Bank’s standard fees (“Issuing Bank Fees”) with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and LC Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date;

provided that all such Fees not so paid shall be payable on the date on which the Global Tranche Commitments terminate and any such Fees accruing after the date on which the Global Tranche Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and LC Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent.

(d) The Borrowers agree to pay, through the Administrative Agent, upfront fees in the amounts heretofore communicated to the Lenders by the Company and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates on which due, in immediately available funds, to the Administrative Agent or to any Issuing Bank (in the case of fees payable to it) for distribution, in the case of Commitment Fees, LC Participation Fees and upfront fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances. The parties hereto agree that each fee payable under paragraph (a), (c) or (d) of this Section shall be payable (i) 91% by the Company, (ii) 6% by AIH, (iii) 2% by AIE, and (iv) 1% by AIC, it being agreed that such allocation shall not reduce the rights of the Administrative Agent or the Lenders under Article IX in respect of amounts payable by such Borrowing Subsidiaries.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of a LIBOR Borrowing denominated in US Dollars, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each CDOR Borrowing shall bear interest at the CDO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan under any Tranche shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments of such Tranche; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR, EURIBOR or CDOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest on CDOR Borrowings shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest on all Borrowings and other amounts accruing interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, EURIBO Rate or CDO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For purposes of the Interest Act (Canada), whenever any interest is computed using a rate based on a year of 360 days, such rate determined pursuant to such computation, when expressed as an annual rate, is equivalent to (a) the applicable rate based on a year of 360 days multiplied by (b) the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends; and divided by (c) 360.

(h) The rates of interest provided for in this Agreement, insofar as they relate to Global Tranche Revolving Loans made to or LC Disbursements under Letters of Credit issued for the account of Swiss Borrowing Subsidiaries, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable by Swiss Borrowing Subsidiaries at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, such parties agree that, in the event that (i) the Swiss Withholding Tax shall be imposed on interest payments by any Swiss Borrowing Subsidiary and (ii) such Swiss Borrowing Subsidiary is unable, by reason of the Swiss Withholding Tax Act, to comply with Section 2.17, the interest rate on Loans and LC Disbursements of such Swiss Borrowing Subsidiary shall be increased in such a way that the amount of interest effectively paid to each Lender or Issuing Bank is in an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) equals the amount of such interest that would have been due had no deduction of Swiss Withholding Tax been required. Unless an Event of Default has occurred and is continuing, a payment shall not be increased with respect to a specific Lender under this paragraph (i) of Section 2.12 by reason of Swiss Withholding Tax if and to the extent the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule shall have been violated as a result, in whole or in part, of such Lender's non-compliance with its obligations under Section 2.17(h) or Section 10.04(d) or by having lost its status as Qualifying Bank (other than as a result of any Change in Law). For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate (or no withholding tax is imposed), in which case such lower rate (or zero rate) shall be applied in relation to such Lender. To the extent that interest payable by a Swiss Borrowing Subsidiary under this Agreement or any other Loan Document becomes subject to Swiss Withholding Tax, each specific Lender and the specific Swiss Borrowing Subsidiary shall promptly co-operate in a commercially reasonable manner in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the specific Swiss Borrowing Subsidiary to obtain the tax ruling from Swiss Federal Tax Administration.

(i) No Swiss Borrowing Subsidiary shall be required to pay any additional amount to a Lender pursuant to paragraph (h) above to compensate such Lender for any Swiss Withholding Tax that, as to such Lender, is an Excluded Tax by reason of subclause (c)(ii) of the definition of such term.

SECTION 2.13. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or a majority in interest of the Lenders that would make Loans as part of such Borrowing) that the Adjusted LIBO Rate, LIBO Rate, EURIBO Rate or CDO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and,

subject to paragraph (b) of this Section, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (it being agreed that the Administrative Agent will so notify the Company promptly after it becomes aware that such circumstances no longer exist), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing, as the case may be, shall be ineffective, (B) any affected LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing that is requested to be continued shall (1) if denominated in US Dollars, be continued as an ABR Borrowing or (2) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (C) any Borrowing Request for an affected LIBOR Borrowing, EURIBOR Borrowing or CDOR Borrowing shall (1) if denominated in US Dollars, be deemed a request for an ABR Borrowing or (2) otherwise, be ineffective.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.13(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.13(a)(i) have not arisen but the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to that based on the applicable Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of the applicable currency and Type at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent may determine to be appropriate. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders with Commitments of the applicable Class, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.13(b), only to the extent the applicable Screen Rate is not available or published at such time on a current basis), clauses (A), (B) and (C) of Section 2.13(a) shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this Section 2.13(b) (without giving effect to the Applicable Rate or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes on payments under this Agreement and Other Taxes, which shall be governed by Section 2.17, and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any Issuing Bank or the London or European interbank market any other condition (other than Taxes) affecting this Agreement or LIBOR Loans, EURIBOR Loans or CDOR Loans made by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall have no obligation to pay or cause to be paid any amounts in respect of such increased cost or reduction if it is not the general practice of such Lender or such Issuing Bank at the time such increased cost or reduction occurs to claim reimbursement for, or indemnity with respect to, such increased cost or reduction in respect of similar transactions involving similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Lender of making or maintaining any Loan to, or participating in any Letter of Credit or of any Issuing Bank of issuing or maintaining any Letter of Credit to, a Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) or any Issuing

Bank is reduced) by an amount deemed in good faith by such Lender or such Issuing Bank to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States, such Lender or such Issuing Bank shall provide prompt notice thereof to the Company and such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank for such increased cost or reduction within 10 days after demand by such Lender or such Issuing Bank (with a copy to the Administrative Agent); provided that failure by such Lender or such Issuing Bank to provide prompt notice pursuant to this Section will not impair its rights to indemnification under this Section (except, and only to the extent, such Borrowing Subsidiary suffers an actual loss by the failure to provide such notice within 90 days from the incurrence of such increased cost). A certificate of such Lender or such Issuing Bank claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable financing agreements.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if, after the Restatement Effective Date, (i) any Change in Law shall have made it unlawful for any Lender to make or maintain any LIBOR Loan, EURIBOR Loan or CDOR Loan or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Lender to make any LIBOR Loan, EURIBOR Loan or CDOR Loan, then, by written notice to the Company and to the Administrative Agent:

(i) such Lender may declare that LIBOR Loans or EURIBOR Loans (in the affected currency or currencies) or CDOR Loan, as the case may be, will not thereafter (for the duration of such unlawfulness or impracticability) be made by such Lender hereunder, whereupon any request for a LIBOR Borrowing or EURIBOR Borrowing (in the affected currency or currencies) or a CDOR Borrowing, as the case may be, shall, as to such Lender only, be deemed (A) in the case of a request for a Loan denominated in US Dollars, a request for an ABR Loan or (B) in the case of a request for a Loan denominated in any other currency, to have been withdrawn; and

(ii) such Lender may require (A) that all affected LIBOR Loans denominated in US Dollars made by it be converted to ABR Loans and (B) that all affected LIBOR Loans denominated in any other currency or EURIBOR or CDOR Loans made by it be prepaid, in which event all such LIBOR Loans, EURIBOR Loans or CDOR Loans shall be automatically converted to ABR Loans or prepaid, as the case may be, in each case as of the effective date of such notice as provided in paragraph (b) of this Section.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans, EURIBOR Loans or CDOR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, EURIBOR Loans or CDOR Loans.

(b) For purposes of this Section, a notice to the Company by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, EURIBOR Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan, EURIBOR Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, EURIBOR Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked or extended under Section 2.10(e) and is revoked or extended in accordance therewith) or (d) the assignment of any LIBOR Loan, EURIBOR Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or following an Event of Default with respect to the Company under Section 7.01(h) or (i), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of any LIBOR Loan, EURIBOR Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be (without taking into account the Applicable Rate), that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be (without taking into account the Applicable Rate), for an Interest Period commencing on the date of such event and ending at or as nearly as possible to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the period that would have been the Interest Period for such Loan). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, except as required by law; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender and Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company shall pay, or shall cause the applicable Loan Party to pay, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify (or shall cause the applicable Loan Party to indemnify) the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or withheld by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company (or such Loan Party) hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Company shall have no obligation to pay or cause to be paid any amounts in respect of Indemnified Taxes or Other Taxes if it is not the general practice of the Lender at the time such Taxes are assessed or imposed to claim reimbursement for, or indemnity with respect to, such Taxes in respect of similar payments or transactions involving similarly situated borrowers. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank or by the Administrative Agent, on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or any other Loan Party to a Governmental Authority, the Company shall deliver, or shall cause such Loan Party to deliver, to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for: (i) the full amount of any Excluded Taxes attributable to such Lender that is paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, (ii) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes without limiting the obligation of the Loan Parties to do so), and (iii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register. The indemnity under this paragraph (e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement or any other Loan Document shall deliver to the Company (and the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this paragraph (f)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA to determine the amount to deduct and withhold from such payment or to determine that such Lender has complied with applicable reporting and other requirements of FATCA.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of the applicable certificate in Exhibit C-2 (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate substantially in the form of the applicable certificate in Exhibit C-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) If the Administrative Agent, a Lender or an Issuing Bank reasonably determines that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party agrees to pay, upon the request of the Administrative Agent, such Lender or such Issuing Bank, the amount paid to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph shall require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Each Global Tranche Lender that is a Global Tranche Lender as of the Restatement Effective Date confirms that, as of the Restatement Effective Date, such Lender is a Qualifying Bank. Each Person that shall become a Lender after the Restatement Effective Date confirms that, as of the date such Person becomes a Lender, and each Person that shall at any time acquire a participation in any Loan of any Swiss

Borrowing Subsidiary shall be deemed to have confirmed as of the date such Person acquires such participation (or, if earlier, the date on which such Person acquired the participation in a Commitment that resulted in its acquisition of such participation in such Loan of such Swiss Borrowing Subsidiary upon the making thereof), that it is a Qualifying Bank. Each Lender which is a Qualifying Bank, and which participates in a Loan made to or LC Disbursement for the account of any Swiss Borrowing Subsidiary, will promptly notify the specific Swiss Borrowing Subsidiary and the Administrative Agent in writing as soon as it becomes aware that it ceases, or will cease, to be a Qualifying Bank. If and to the extent the continued participation of such Lender in a Loan to or LC Disbursement for the account of any Swiss Borrowing Subsidiary after it ceases to be a Qualifying Bank would result in a breach of the Swiss Withholding Tax Rules, the Swiss Borrowing Subsidiary may, unless an Event of Default has occurred and is continuing pursuant to clause (h) or (i) of Article VII, require that such Lender transfer its rights and obligations in respect of the Loan to another person in compliance with Section 10.04 as soon as reasonably practicable.

(i) For purposes of applying clause (c)(i) of the definition of Excluded Taxes, the parties agree that the Swiss Withholding Tax shall be treated as not “applicable” as of the date hereof.

(j) Unless an Event of Default has occurred and is continuing, a payment shall not be increased with respect to a specific Lender under this Section 2.17 by reason of Swiss Withholding Tax if and to the extent the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule shall have been violated as a result, in whole or in part, of such Lender's non-compliance with its obligations under Section 2.17(h) or Section 10.04(d) or by having lost its status as Qualifying Bank (other than as a result of any Change in Law).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. (or such other time as may be expressly provided in this Agreement), Local Time at the place of payment, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may be deemed, in the discretion of the Administrative Agent, to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless and until otherwise specified, all such payments shall be made to the Administrative Agent for the account of the applicable Lenders to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Company, except that (i) payments to be made directly to an Issuing Bank or the Swingline Lender shall be so directly made, (ii) payments pursuant to Sections 2.14, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and (iii) payments pursuant to other Loan Documents shall be made to the Persons specified therein. Each such payment shall be made in US Dollars, except that the principal of and interest on any Loan or LC Disbursement denominated in an Alternative Currency shall be made in such currency. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, participations in LC Disbursements or Swingline Loans or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective Claims; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its rights to payments pursuant to Section 2.14 or 2.17 which have already accrued) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate (a) any Domestic Subsidiary, Swiss Subsidiary or Canadian Subsidiary, or, with the prior written consent of each Global Tranche Lender, any other Subsidiary, as a Global Tranche Borrower, or (b) any Domestic Subsidiary as a US Tranche Borrower, in each case by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Global Tranche Borrowing Subsidiary or a US Tranche Borrowing Subsidiary, as the case may be, and a party to this Agreement; provided, that the Company shall not designate any Swiss Subsidiary as a Global Tranche Borrower if the Swiss Twenty Non-Bank Rule would be violated upon the making of any Loan or other extension of credit hereunder to such Swiss Subsidiary. Any Borrowing Subsidiary shall continue to be a Global Tranche Borrowing Subsidiary or a US Tranche Borrowing Subsidiary, as the case may be, until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, (a) no Borrowing Subsidiary Agreement shall become effective as to any Subsidiary if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender participating in a Tranche under which such Subsidiary may borrow to make Loans or otherwise extend credit to such Subsidiary as provided herein and (b) no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary until all Loans made to such Borrowing Subsidiary shall have been repaid, all Letters of Credit issued for the account of such Borrowing Subsidiary have been drawn in full or have expired and all amounts payable by such Borrowing Subsidiary in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under this Agreement by such Borrowing Subsidiary other than solely pursuant to any guarantee by such Borrowing Subsidiary) shall have been paid in full; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary’s right to request or receive further Borrowings or other extensions of credit under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Global Tranche Lender or US Tranche Lender, as the case may be.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)   fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)   the Commitments and Revolving Credit Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c)   if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender (other than any portion of such Swingline Exposure (x) attributable to Swingline Loans made by such Defaulting Lender or (y) with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) shall be reallocated among the non-Defaulting Global Tranche Lenders ratably in accordance with their respective Global Tranche Commitments, but only to the extent that no non-Defaulting Lender’s Global Tranche Revolving Credit Exposure after giving effect to such reallocation would exceed such non-Defaulting Lender’s Global Tranche Commitment;

(ii) if the reallocations described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) prepay such Swingline Exposure and/or (y) cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with the amounts of such LC Exposure allocated to the non-Defaulting Lenders; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all Letter of Credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)   so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Swingline Exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of non-Defaulting Global Tranche Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Global Tranche Lenders of the applicable Tranche in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-in Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the US Tranche Loans and/or Global Tranche Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Loans in accordance with their applicable Tranche Percentages.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders as to itself and each Subsidiary, and each Borrowing Subsidiary represents and warrants to the Lenders as to itself and its subsidiaries, as follows:

SECTION 3.01. Organization; Powers. The Company and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, or the expiration of any waiting or similar period imposed by law or by any Governmental Authority, except such as have been obtained or made and are in full force and effect or have expired, as the case may be, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except any Liens created under the Loan Documents.

SECTION 3.04. Financial Statements; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, retained earnings and cash flows as of and for the fiscal year ended December 31, 2016, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) There has been no Material Adverse Change since December 31, 2016.

SECTION 3.05. Properties; Liens. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal properties and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize its properties and assets for their intended purposes. All such owned properties and assets, and all such leasehold interests, are free and clear of Liens, other than Liens expressly permitted under Section 6.02.

(b) The Company and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as disclosed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, for failures and liabilities that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Since the Restatement Effective Date, there has been no change in the status of the Disclosed Matters or Environmental Liabilities that, individually or in the aggregate, has materially increased the likelihood of a Material Adverse Effect.

SECTION 3.07. Compliance with Laws. The Company and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans, other than the portion of the underfunding of any Plan described in Section 4063 of ERISA that is attributable to contributing sponsors under such Plan that are not under common control with the Company or any Subsidiary (based on an allocation of such liability consistent with the procedures set forth in Section 4063(b) of ERISA) (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements of the Company reflecting such amounts, exceed by more than US$50,000,000 the fair market value of the assets of all such underfunded Plans. The Company and each Subsidiary has complied in all material respects with all applicable laws and regulations relating to employee benefit plans.

(b) Except as set forth in Schedule 3.10(b) and except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of the Company, any of its Subsidiaries or any Affiliate, which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been and will be maintained in all respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets and will meet all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is and will be fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no liability exists, shall exist or reasonably could be imposed, upon the assets of the Company, any of its Subsidiaries or any Affiliate by reason of such Foreign Plan.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the foregoing shall be limited to a representation and warranty that such information was prepared in good faith, subject to the express qualifications set forth in such projections, based upon assumptions believed by the Company to be reasonable at the time.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name and jurisdiction of organization of, and the ownership of the Company and each other

Subsidiary in, each Subsidiary, identifying each such Subsidiary that is a Loan Party, in each case as of the Restatement Effective Date.

SECTION 3.13. Solvency. On the Restatement Effective Date, (a) the fair value of the assets of each Loan Party exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (as defined in Regulation U) (other than shares of the Company’s common stock, to the extent permitted under Section 6.05), or to refinance Indebtedness originally incurred for such purpose, or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X. Not more than 25% of the assets subject to the restrictions of Sections 6.02 and 6.03 or any other provision hereof restricting the disposition of, or creation of Liens on, assets of the Company and the Subsidiaries will at any time consist of Margin Stock (as defined in Regulations U and X of the Board).

SECTION 3.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and, to the knowledge of the Company and in connection with their activities for the Company and the Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any Subsidiary being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Company, any agent or employee of the Company or any Subsidiary, in each case that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.16. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date. The amendment and restatement of this Agreement in the form hereof shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received, with a counterpart or copy for each Lender, from each party hereto either (i) a counterpart of this Agreement signed on behalf of each such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received, with a counterpart or copy for each Lender, a certificate, dated the Restatement Effective Date, of a responsible officer of the Company confirming as of the Restatement Effective Date (i) the accuracy of all representations and warranties in the Loan Documents and (ii) that there exists no Default, in each such case after giving effect to the Transactions that are to occur on the Restatement Effective Date.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date in connection with the transactions contemplated hereby, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses agreed to be reimbursed or paid by any Loan Party.

(e) All Loans outstanding under the Existing Credit Agreement on the Restatement Effective Date shall have been prepaid (subject to reborrowing on the terms set forth herein) and all interest and fees accrued to the Restatement Effective Date under the Existing Credit Agreement shall have been paid.

(f) The Guarantee Requirement shall be satisfied, and the Administrative Agent shall have received an instrument in form reasonably satisfactory to it and executed by each of the Subsidiary Guarantors, pursuant to which each Subsidiary Guarantor reaffirms its obligations under the Subsidiary Guarantee Agreement.

(g) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the

Lenders and dated the Restatement Effective Date) of each of (i) Charles J. Silva Jr., General Counsel of the Company, substantially in the form of Exhibit G-1, (ii) Homburger AG, Swiss counsel for the Loan Parties, substantially in the form of Exhibit G-2, (iii) Stewart McKelvey, Canadian counsel for the Loan Parties, substantially in the form of Exhibit G-3, and (iv) such special and local counsel as may be required by the Administrative Agent, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(h) The Administrative Agent shall have received all documentation and other information related to each Loan Party reasonably required by the Administrative Agent and each Lender under applicable “know your customer” or similar rules and regulations, including the USA PATRIOT Act.

Notwithstanding any other provision of this Agreement, if the Restatement Effective Date shall not have occurred by the Termination Date, this Agreement shall cease to be of any force or effect and the Existing Credit Agreement will continue in effect in its existing form.

SECTION 4.02. Conditions to All Extensions of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not the conversion or continuation of an outstanding Borrowing or the selection of a new Interest Period therefor, even if such conversion, continuation or selection results in a new “Loan” or “Borrowing”), and the obligation of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

The making of Loans on the occasion of each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and each Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary. The obligation of each Lender and Issuing Bank to make Loans or issue Letters of Credit for the account of any Borrowing Subsidiary designated pursuant to Section 2.20 is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary covering such matters relating to such Borrowing Subsidiary or its Borrowing Subsidiary Agreement, and to any related Obligations of Foreign Subsidiaries as Guarantors, as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received (i) all documentation and other information related to such Borrowing Subsidiary reasonably required by the Administrative Agent and each Lender under applicable “know your customer” or similar rules and regulations, including the USA PATRIOT Act, and (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or shall have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or shall have been terminated and all LC Disbursements shall have been reimbursed, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders (but, in the case of each Borrowing Subsidiary, only as to such Borrowing Subsidiary and its subsidiaries) that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, with copies for each Lender:

(a) no later than the earlier of (i) 10 days after the date that the Company is required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Company is so subject to such reporting requirements), and (ii) 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, retained earnings and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) no later than the earlier of (i) 10 days after the date that the Company is required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Company is so subject to such reporting requirements), and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income, retained earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) by each date by which the Company is required to deliver financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.08 and 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) by each date by which the Company is required to deliver financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) not later than the last day of the second month of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year), consistent in form and substance with the budgets heretofore prepared by the Company and furnished to the Administrative Agent and, promptly when available, any significant revisions to such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the

Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Financial statements required to be delivered pursuant to paragraph (a) or (b) of this Section shall be deemed to have been delivered if (i) such financial statements, or one or more annual or quarterly reports containing such financial statements, shall have been filed with the Securities and Exchange Commission and shall be available on the website of the SEC at http://www.sec.gov and (ii) the Company shall have notified the Administrative Agent of such filing.

SECTION 5.02. Notices of Material Events. If, to the knowledge of any Financial Officer or other executive officer of the Company, any of the following events has occurred:

(a) any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company or its Subsidiaries in an aggregate amount exceeding US$20,000,000; or

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

then the Company will furnish to the Administrative Agent and each Lender prompt written notice of such occurrence. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and tradenames material to the conduct of the business of the Company and the Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) failure to pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Company will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; except for such cases of non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Insurance. The Company will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance against such risks (and with such risk retentions) as shall be customary for companies of established reputation engaged in the same or similar businesses, and will furnish, and cause each of the Subsidiaries to furnish, to the Lenders, at the request of the Administrative Agent, information in reasonable detail as to the insurance carried by it.

SECTION 5.07. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that nothing in this Section shall require any Loan Party to disclose any confidential or proprietary information constituting trade secrets.

SECTION 5.08. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws and ERISA and the rules and regulations thereunder) applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to promote compliance by the Company, the Subsidiaries and, in connection with their activities for the Company and the Subsidiaries, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement. Each Borrower will not request any Borrowing or Letter of Credit, and will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing or any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the US Foreign Corrupt Practices Act or in material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, businesses or transaction would cause a violation of Sanctions by any party hereto, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10. Further Assurances. The Company will, and will cause each of the Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order that the Guarantee Requirement shall be satisfied at all times.

SECTION 5.11. Compliance with Swiss Withholding Tax Rules. Each Swiss Borrowing Subsidiary shall ensure that while it is a Borrower it shall comply with the Swiss Withholding Tax Rules; provided that the Swiss Borrowing Subsidiary shall not be in breach of this covenant if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty-Non Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Clause 2.17(h) or 10.04(d) or by having lost its status as Qualifying Bank (other than as a result of any Change in Law). For purposes of compliance with the Swiss Withholding Tax Rules, each Swiss Borrowing Subsidiary shall assume for the purposes of determining the total number of creditors which are Non-Qualifying Banks that at all times there are ten Lenders that are Non-Qualifying Banks.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or shall have been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or shall have been terminated and all LC Disbursements shall have been reimbursed, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders (but, in the case of each Borrowing Subsidiary, only as to such Borrowing Subsidiary and its subsidiaries) that:

SECTION 6.01. Subsidiary Debt. The sum, without duplication, of (a) the total Indebtedness of all Consolidated Subsidiaries (excluding (i) Indebtedness under this Agreement, (ii) Indebtedness existing on the Restatement Effective Date and set forth on Schedule 6.01, (iii) Indebtedness owed to the Company or to a Subsidiary, (iv) obligations in respect of letters of credit incurred in the ordinary course of business (other than any drawn but unreimbursed obligations under such letters of credit) and (v) Indebtedness of any Subsidiary Guarantor) plus (b) the consideration (other than any note of a Subsidiary that serves as a conduit in a sale or financing transaction with respect to Receivables) directly or indirectly received by any Consolidated Subsidiary from any Person (other than the Company or a Subsidiary) for Receivables sold, which Receivables remain uncollected at such time (other than delinquent Receivables sold for collection in the ordinary course of business and not as part of a financing transaction), will at no time exceed US$100,000,000.

SECTION 6.02. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) any Lien created under the Loan Documents;

(b) Liens existing on the Restatement Effective Date securing Indebtedness outstanding on the Restatement Effective Date and set forth on Schedule 6.02;

(c) any Lien on any asset securing Indebtedness (including Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, and, in addition, (i) any other Lien deemed to exist under a Capital Lease Obligation permitted under Sections 6.01 and 6.06 and (ii) any other Lien deemed to exist under a capital lease that does not constitute a Capital Lease Obligation;

(d) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such corporation becoming a Consolidated Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date such corporation becomes a Consolidated Subsidiary and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or any Consolidated Subsidiary and not created in contemplation of such event; provided that such Lien shall not extend to other properties or assets of the Company or any Subsidiary and shall secure only those obligations which it secures on the date of such merger or consolidation and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) any Lien existing on any asset prior to the acquisition thereof by the Company or any Consolidated Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;

(h) Liens for taxes that are not yet subject to penalties for non-payment or are being contested in good faith, or minor survey exceptions or minor encumbrances, easements or other rights of others with respect to, or zoning or other governmental restrictions as to the use of, real property that do not, in the aggregate, materially impair the use of such property in the operation of the businesses of the Company and the Subsidiaries;

(i) (x) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is, in good faith, prosecuting an appeal or proceedings for review and (y) Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in any legal proceeding to which the Company or any Subsidiary is a party; provided that the Liens permitted by the foregoing clause (y) shall not secure obligations in an aggregate principal amount outstanding in excess of 5% of Consolidated Tangible Net Worth;

(j) (x) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, (y) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, and (z) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k) Liens that may be deemed to be created by the subordination in right of payment of any obligations owed to the Borrower or any Subsidiary to other obligations of the Borrower or such Subsidiary, as the case may be;

(l) any Lien arising out of a Permitted AEC Transaction; provided, however, that such Lien does not extend to any property other than the property that is the subject of such Permitted AEC Transaction;

(m) any Liens arising out of a transaction in connection with a sale of Receivables, to the extent not prohibited under Section 6.01; and

(n) Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount outstanding not to exceed 5% of Consolidated Tangible Net Worth.

SECTION 6.03. Consolidations, Mergers and Sales of Assets. The Company will not, and will not permit any of the Subsidiaries to, consolidate or merge with, or sell, lease or otherwise dispose of any of its assets to, or, in the case of a Subsidiary, issue or sell any Equity Interests in such Subsidiary to, any Person (other than the Company or a Subsidiary), except that, so long as no Default would result under any other provision of this Agreement:

(a) any Person may merge with and into the Company or any Subsidiary Guarantor; provided that the Company or such Subsidiary Guarantor, as the case may be, is the surviving Person;

(b) any Person other than the Company or a Subsidiary Guarantor may merge with and into any Subsidiary that is not a Subsidiary Guarantor; provided that such Subsidiary is the surviving Person;

(c) subject to Section 6.07, the Company or any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Company or any other Subsidiary;

(d) the Company or any Subsidiary may sell, lease or otherwise dispose of any of its inventory in the ordinary course of business and any of its assets which are obsolete, excess or unserviceable;

(e) the Company and any Subsidiary may sell Receivables (i) in one or more transactions in the ordinary course of business and consistent with past practice, the proceeds of which transactions are used for working capital; and (ii) in connection with a sale of Receivables, to the extent not prohibited under Section 6.01;

(f) the Company and the Subsidiaries may carry out sale and leaseback transactions permitted under Section 6.06 and may make investments permitted under Section 6.07;

(g) the Company and the Subsidiaries may carry out a Permitted AEC Transaction;

(h) in addition to the foregoing, the Company or any Subsidiary may sell or otherwise dispose of Equity Interests in any Subsidiary, and any Subsidiary may issue and sell its Equity Interests, to one or more Persons other than the Company and the Subsidiaries if (i) the applicable Subsidiary remains a Subsidiary after giving effect to such transaction and (ii) after giving effect to such transaction, the aggregate amount of minority equity interests in Subsidiaries (excluding any such interests sold in a Permitted AEC Transaction) does not exceed 7.5% of Consolidated Tangible Net Worth; and

(i) in addition to the foregoing, the Company or any Subsidiary may sell, lease or otherwise dispose of any of its assets for fair value (other than as permitted by clauses (a) through (h) above); provided that (i) no such transaction, when taken together with all previous such transactions after the Restatement Effective Date, shall result in all or substantially all of the assets of the Company and the Subsidiaries having been sold or otherwise disposed of, (ii) no such transaction shall result in a reduction in the percentage of the Equity Interests of any Subsidiary owned directly or indirectly by the Company unless all the Equity Interests in such Subsidiary owned directly or indirectly by the Company are disposed of and (iii) except in the case of an Excluded Divestiture or a sale of Receivables not prohibited under Section 6.01, the Commitments shall be reduced pursuant to Section 2.08(b) by an amount at least equal to 75% of the Net Proceeds of each such transaction; provided that if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company and the Subsidiaries intend to apply the Net Proceeds from such disposition (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets to be used in the business of the Company and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no reduction of the Commitments shall be required pursuant to this clause (iii) in respect of the Net Proceeds of such disposition (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a reduction of the Commitments shall be required in an amount equal to 75% of such Net Proceeds not so applied.

SECTION 6.04. Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in or engage in any transaction with any Affiliate (other than the Company or a Subsidiary none of the Equity Interests in which are owned directly or indirectly by an Affiliate of the Company that is not a Subsidiary), except that:

(a) the Company may declare and pay any dividend permitted by Section 6.05;

(b) the Company or any Subsidiary may make payments or provide compensation, and reimburse related expenses, for services rendered by (i) any Affiliate who is an officer, director or employee of the Company or any Subsidiary and (ii) J. Spencer Standish;

(c) the Company or any Subsidiary may make any investment permitted by Section 6.07; provided that any such transaction with an Affiliate referred to in clause (f) or (j) of Section 6.07 is on terms and conditions at least as favorable to the Company or such Subsidiary as the terms and conditions that would apply in an arm’s length transaction with a Person not an Affiliate;

(d) the Company or any Subsidiary (i) may make sales to or purchases from any Affiliate and, in connection therewith, extend credit, may make payments or provide compensation for services rendered by any Affiliate, and may engage in any other transaction with any Affiliate, in each case in the ordinary course of business and consistent with past practice or, in the case of any AEC Joint Venture Entity, on arms’ length terms, and (ii) may repurchase common stock of the Company from any Affiliate; provided that any such transaction with an Affiliate pursuant to clause (i) or (ii) is on terms and conditions at least as favorable to the Company or such Subsidiary as the terms and conditions that would apply (1) in an arm’s length transaction with a Person not an Affiliate or (2) in the case of a transaction relating to pension, deferred compensation, insurance or other benefit plans with an Affiliate employee, in a similar transaction with a non-Affiliate employee; and

(e) the Company or any Subsidiary may engage in transactions with the entities listed on Schedule 6.04 to the extent consistent with past practice.

SECTION 6.05. Restricted Payments. The Company will not declare or make any Restricted Payment unless, immediately after giving effect to such Restricted Payment, (a) the Leverage Ratio does not exceed 3.50 to 1.00 and (b) no Default shall have occurred and be continuing.

SECTION 6.06. Limitations on Sale-Leasebacks. The Company will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Company or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) such transaction is effected within 180 days of the property being placed in service by the Company or such Subsidiary and results in a lease obligation incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, (b) after giving effect to such transaction, the aggregate fair market value of all property of the Company and its Subsidiaries so sold or transferred after the Restatement Effective Date, and not permitted under clause (a) above or clause (c) below, does not exceed US$75,000,000 or (c) the Commitments shall be reduced pursuant to Section 2.08(b) by an amount at least equal to 75% of the Net Proceeds of such transaction; provided that if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company and the Subsidiaries intend to apply the Net Proceeds from such transaction (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets to be used in the business of the Company and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no reduction of the Commitments shall be required pursuant to this clause (c) in respect of the Net Proceeds of such transaction (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a reduction of the Commitments shall be required in an amount equal to 75% of such Net Proceeds not so applied.

SECTION 6.07. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (other than any Hedging Agreement entered into in the ordinary course of business) of, make or permit to exist any loans or advances (excluding accounts receivable arising out of the sale of goods and services reflected on the Company’s consolidated balance sheet as current assets) to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) (i) investments existing on the Restatement Effective Date in the capital stock of Subsidiaries or in Indebtedness of Subsidiaries and (ii) other investments existing on the Restatement Effective Date and set forth on Schedule 6.07;

(c) acquisitions of assets of or Equity Interests in other Persons for consideration consisting solely of common stock of the Company;

(d) acquisitions of assets of or Equity Interests in other Persons that are not Affiliates of the Company, and loans or advances to Subsidiaries to provide funds required to effect such acquisitions, if, at the time of and after giving pro forma effect to each such acquisition, to any related Leverage Increase Election and to any related incurrences of Indebtedness, (i) the Leverage Ratio does not exceed the maximum Leverage Ratio in effect at such time under Section 6.08 and (ii) no Default shall have occurred and be continuing;

(e) (i) any Guarantee, investment, loan or advance by a Loan Party of, in or to another Loan Party; (ii) any Guarantee, investment, loan or advance by a Subsidiary that is not a Loan Party, or that is a Borrower that is a Foreign Subsidiary, of, in or to a Loan Party; (iii) any Guarantee, investment, loan or advance by any Subsidiary that is not a Loan Party, or that is a Borrower that is a Foreign Subsidiary, of, in or to any other Subsidiary that is not a Loan Party; (iv) any other Guarantee, investment, loan or advance by any Loan Party of, in or to any Subsidiary that is not a Loan Party, provided that each investment, loan or advance referred to in this clause (iv) made after the Restatement Effective Date must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other investments, loans and advances permitted by this clause (iv) and made after the Restatement Effective Date, but net of all amounts paid by such non-Loan Party Subsidiaries in or to one or more Loan Parties after the Restatement Effective Date that constitute repayments of loans or advances made by such Loan Parties or returns of capital (as opposed to returns on capital) invested by such Loan Parties, shall not exceed US$100,000,000 and (v) in addition to Guarantees, investments, loans and advances permitted under the preceding clauses (i) through (iv), (A) any Permitted AEC Transaction and (B) any Guarantee, investment, loan or advance by any Loan Party (whether directly or indirectly through one or more intervening Subsidiaries that are not Loan Parties) of, in or to an AEC Joint Venture Entity, provided that each investment, loan or advance referred to in this clause (v)(B) made after the Restatement Effective Date must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other Guarantees, investments, loans and advances permitted by such clause (v)(B) and made after the Restatement Effective Date, but net of all amounts paid by such AEC Joint Venture Entity to one or more Loan Parties after the Restatement Effective Date that constitute repayments of loans or advances made by such Loan Parties or returns of capital (as opposed to returns on capital) invested by such Loan Parties, shall not exceed US$100,000,000;

(f) Guarantees by a Subsidiary constituting Indebtedness permitted by Section 6.01 (provided that a Subsidiary shall not Guarantee any obligation of the Company unless such Subsidiary also has Guaranteed the Obligations of the Company hereunder) and Guarantees by the Company of Indebtedness or other obligations of a Subsidiary not prohibited by Section 6.01;

(g) Guarantees by the Company of obligations to Bank of America, N.A., (i) of AIH under the Amended and Restated Limited Guaranty and Indemnity Agreement dated as of May 1, 2015 (as amended from time to time) between the Company and Bank of America, N.A., in respect of overdrafts or currency hedging transactions in an aggregate amount not to exceed US$20,000,000 at any time, and (ii) of other Subsidiaries under the Limited Guaranty and Indemnity Agreement dated as of May 1, 2015 (as amended from time to time) between the Company and Bank of America, N.A., in respect of credit card exposure in an aggregate amount not to exceed US$2,500,000 at any time;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) loans or other advances to employees consistent with past practice; and

(j) other investments not permitted under clauses (a) through (i) above in an aggregate amount not exceeding US$75,000,000 at any time.

SECTION 6.08. Leverage Ratio.

(a) Subject to Section 6.08(b), the Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed (i) 3.75 to 1.00 for each fiscal quarter ending prior to (but not including) September 30,

2019, and (ii) 3.50 to 1.00 for each fiscal quarter ending on or after September 30, 2019 (each of (i) and (ii), the “Permitted Leverage Ratio Level”).

(b) If, in any fiscal quarter ending on or after September 30, 2019, the Company shall complete an acquisition of any Person or business unit for cash consideration of US$100,000,000 or more, that on a pro forma basis, taking into account any related incurrence or repayment of Indebtedness, would result in an increase in the Company’s Leverage Ratio, the Company may elect, by written notice delivered to the Administrative Agent at the time of or within 30 days following such completion (a “Leverage Increase Election”), to increase the Permitted Leverage Ratio Level by 0.25 to 1.00 (so that the Permitted Leverage Ratio Level becomes 3.75 to 1.00), with respect to the fiscal quarter during which such acquisition has been completed and for each of the following three consecutive fiscal quarters (the fiscal quarters during which any such increase in the Leverage Ratio shall be in effect being called a “Leverage Increase Period”).

(c) The Company may terminate any Leverage Increase Period by a notice delivered to the Administrative Agent (a “Leverage Increase Termination Notice”), whereupon, on the last day of the fiscal quarter during which such Leverage Increase Termination Notice was delivered, the Permitted Leverage Ratio Level shall revert to 3.50 to 1.00, until the commencement of another Leverage Increase Period pursuant to this Section 6.08.

(d) If a Leverage Increase Election shall have been made under this Section 6.08, the Company may not make another Leverage Increase Election unless, following the expiration or termination of the most recent prior Leverage Increase Period, at least two consecutive full fiscal quarters of the Company have elapsed.

SECTION 6.09. Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, to be less than 3.00 to 1.00.

SECTION 6.10. Lines of Business. The Company will not, and will not permit any of the Subsidiaries to, engage at any time in any business or business activity other than a business conducted by the Company and its Subsidiaries on the Restatement Effective Date and business activities reasonably related thereto.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Borrower) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness of any of the Company’s Chinese subsidiaries held by Chinese banks that is subject to customary demand or acceleration rights so long as any such debt subject to an actual demand for payment or acceleration is fully refinanced or repaid within 30 days following the date on which the principal of such Indebtedness becomes due as a result of such demand or acceleration;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$20,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other unsatisfied liabilities in connection with ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding (i) US$20,000,000 in any year or (ii) US$35,000,000 in the aggregate;

(m) any guarantee of any Guarantor hereunder or under the Subsidiary Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Guarantor; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company and any other Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent, on behalf of the Lenders and each Issuing Bank. Each of the Lenders, each assignee of any such Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee or such Issuing Bank and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its role as the Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, if all applicable mandatory prepayments under Section 2.10(c) shall have been made or arrangements therefor satisfactory to the Administrative Agent shall have been entered into, the Administrative Agent is hereby expressly authorized to release any Guarantor from its obligations hereunder and under the other Loan Documents, in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person that is not an Affiliate of the Company in a transaction permitted by Section 6.03.

With respect to any Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the revolving credit facility provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to make Loans hereunder and the Issuing Banks to issue the Letters of Credit, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. The Company further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each and every default in payment of the principal of and premium, if any, or interest on any Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be affected by (a) the failure of any Lender, any Issuing Bank, the Administrative Agent or any other Person to whom any of the Obligations are or shall be owed (collectively, the “Guarantee Beneficiaries”) to assert any claim or demand or to enforce or exercise any right or remedy under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or any other agreement, (d) any default, failure or delay, wilful or otherwise, in the performance of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity (other than the indefeasible payment in full in cash of the Obligations) or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guarantee Beneficiary to any balance of any deposit account or credit on the books of any Guarantee Beneficiary in favor of any Borrower, any other Loan Party or any other Person.

To the fullest extent permitted by applicable law, the Company waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Guarantee Beneficiaries may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, the Company waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other Loan Party, as the case may be.

The Company further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guarantee Beneficiary upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right that any Guarantee Beneficiary may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantee Beneficiaries in cash an amount equal to the sum of (i) the unpaid principal amount of such Obligations then due, (ii) accrued and unpaid interest and fees on such Obligations and (iii) all other monetary Obligations then due. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any Guarantee Beneficiary, not consistent with the protection of its rights or interests, then, at the election of such Guarantee Beneficiary, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Guarantee Beneficiary against any losses or expenses that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to it and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Guarantee Beneficiary and without any representation or warranty by any Guarantee Beneficiary).

Upon payment by the Company of any sums to the Administrative Agent as provided above, all rights of the Company against any Borrowing Subsidiary or any other Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrowing Subsidiary or such other Loan Party to the Guarantee Beneficiaries.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

Each reference herein to any Guarantee Beneficiary shall be deemed to include their or its successors and assigns, in whose favor the provisions of this Guarantee shall also inure.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company or any Borrowing Subsidiary, to it, or to it in care of the Company, as the case may be, at 455 Patroon Creek Blvd, Albany, New York, 12206, Attention of John Cozzolino, Chief Financial Officer  (Facsimile No. (518) 677-1097);

(b) if to the Administrative Agent, as follows: (i) if such notice relates to a Loan or Borrowing denominated in US Dollars, or does not relate to any particular Loan, Borrowing or Letter of Credit, to JPMorgan Chase Bank, N.A., Deal Management Team, Loan and Agency Services Group, 10 South Dearborn, Floor L2, Chicago IL, 60603-2003, Attention:  Muoy Lim (Facsimile No. (888) 490-5665), with a copy to JPMorgan Chase Bank, N.A., 2300 Main Place Tower, Buffalo, NY 14202, Attention of Karen Mikols (Facsimile No. (716) 843-4939); (ii) if such notice relates to a Loan or Borrowing denominated in Canadian Dollars, to JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Suite 1800, Toronto, Ontario, Canada M5J 2J2, Attention of Patricia Barcelona-Schuldt (Facsimile No. (844) 235-1788), with a copy to the address set forth in clause (i) of this paragraph (b); and (iii) if such notice relates to a Loan or Borrowing denominated in an Alternative Currency other than Canadian Dollars,  to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United

Kingdom, Attention of The Manager, Loan & Agency Services (Facsimile No: 44 207 777 2360), with a copy to the address set forth in clause (i) of this paragraph (b);

(c) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Deal Management Team, Loan and Agency Services Group, 10 South Dearborn, Floor L2, Chicago IL, 60603-2003, Attention of Muoy Lim (Facsimile No. (888) 490-5665), with a copy to JPMorgan Chase Bank, N.A., 12 Corporate Woods Boulevard, 4th Floor, Albany, New York 12211, Attention of Karen Mikols (Facsimile No. (716) 843-4939);

(d) if to JPMCB as Issuing Bank, to JPMorgan Chase Bank, N.A., Deal Management Team, Loan and Agency Services Group, 10 South Dearborn, Floor 07, Chicago, IL, 60603-2003, Attention of Kathy M Giuseffi (Facsimile No. (312) 732-2729), with a copy to JPMorgan Chase Bank, N.A., 12 Corporate Woods Boulevard, 4th Floor, Albany, New York 12211, Attention of Karen Mikols (Facsimile No. (716) 843-4939);

(e) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or Issuing Bank Agreement, as the case may be.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the

Company and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, provided that any amendment entered into pursuant to Section 2.13(b) shall not constitute a reduction in any rate of interest or any fees based thereon, and provided further that, following the occurrence of the circumstances described in Section 2.13(b), to the extent written notice of an objection to an amendment is received from the Required Lenders within the time period specified in Section 2.13(b) only the consent of the Required Lenders shall be necessary amend this Agreement to reflect an alternate rate of interest to the LIBOR Screen Rate and such other related changes to this Agreement as may be applicable, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release (A) the Company from its obligations as a Guarantor hereunder or (B) all or substantially all the other Guarantors from their obligations under the Subsidiary Guarantee Agreement without the written consent of each Lender, (vii) subordinate the Obligations to any other Indebtedness without the consent of each affected Lender, (viii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders with Commitments or Obligations of any Class differently than those with Commitments or Obligations of any other Class, without the written consent of Lenders holding a majority in interest of the Commitments and outstanding Loans of the adversely affected Class, (ix) amend the definition of Alternative Currency or Global Tranche Borrower, or amend Section 2.20, without the written consent of each Global Tranche Lender or (x) amend the definition of Termination Date without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Tranche (but not of the other Tranche) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Lenders under the applicable Tranche. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lenders) if (i) by the terms of such agreement the applicable Commitment or Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding the foregoing provisions of this paragraph (b), any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Arrangers and the Administrative Agent, in connection with the syndication of the revolving credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers agree, jointly and severally, to indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any Indemnitee is a party to a Proceeding, whether a Proceeding is brought by a third party or by a Borrower or any of its Affiliates or whether a Proceeding is based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or a Related Party of such Indemnitee.

(c) Each Revolving Lender severally agrees to the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Issuing Bank or Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrowers shall not, and shall not permit their Subsidiaries to, assert, and hereby waive, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. All amounts due under this Section shall be payable promptly after written demand therefor.

(e) Notwithstanding any reference in paragraph (a) or (b) of this Section to the joint and several liability of the Borrowers, each Swiss Borrowing Subsidiary shall be liable under this Section 10.03 only for amounts attributable directly to such Swiss Borrowing Subsidiary and its own direct or indirect Subsidiaries.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by a Borrower or a Guarantor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment under any Tranche and the Loans and other amounts at the time owing to it under any Tranche) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after receiving notice thereof; and provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender (if such Affiliate is a Qualifying Bank) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender or an Affiliate of a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of a Commitment and extensions of credit under a Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Tranche;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or the Company’s securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment under any Tranche and the Loans and other amounts at the time owing to it under any Tranche); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.17(f) as though it were a Lender.

(ii) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto;

(d) Notwithstanding paragraphs (a), (b) and (c) of this Section, with respect to any Swiss Borrowing Subsidiary, each Global Tranche Lender represents and warrants that:

(i) it is and will remain a Qualifying Bank;

(ii) it will not (within the meaning of paragraphs (a), (b) and (c) of this Section) (A) make any assignment of, (B) sell a participation in, (C) pledge or assign a security interest in, or (D) otherwise transfer all or a portion of its rights and obligations under a Global Tranche Commitment, a Loan to, or a participation in an LC Disbursement for the account of, any Swiss Borrowing Subsidiary, in each case to a Person that (x) has not represented in writing that it is and will remain a Qualifying Bank and (y) agreed in writing that it will not make further assignments, transfers, or sales of participations and sub-participations in any of such interests and will not enter into any other arrangements under which it substantially transfers its rights and obligations under this Agreement, other than to or with Persons who themselves represent in writing that they are and will remain Qualifying Banks and agree to observe identical restrictions, except, in each case set forth above, with the prior written consent of the Company and each Swiss Borrowing Subsidiary (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such assignment would result in a breach of the Swiss Withholding Tax Rules). For the avoidance of doubt, it shall be specified that nothing in the present paragraph shall prevent any Lender that is a creditor under a Global Tranche Commitment, a Loan to, or a participation in a LC Disbursement for the account of, any Swiss Borrowing Subsidiary, to enter into a participation or sub-participation agreement or any other arrangement with any Person that is not a Qualifying Bank, provided that (A) under such agreement throughout the life of such arrangement (a) the relationship between the Lender and that other Person is that of debtor and creditor (including in the bankruptcy or similar event of that Lender), (b) the other Person will have no proprietary interest in any Loan to or LC Disbursement for the account of any Swiss Borrowing Subsidiary or in any monies received by the Lender in relation to any Loan to or LC Disbursement for the account of any Swiss Borrowing Subsidiary held by that Lender, and (c) the other Person will under no circumstances (other than by way of permitted transfer under paragraph (b)(ii)(C) of this Section) be subrogated to, or substituted in respect of, the Lender’s claims under any Loan to or LC Disbursement for the account of any Swiss Borrowing Subsidiary or otherwise have any contractual relationship with, or rights against, the Swiss Borrowing Subsidiary under or in relation to, any

Loan to or LC Disbursement for the account of any Swiss Borrowing Subsidiary and (B) any such participation, sub-participation, or arrangement would not result in a relevant participation and/or sub-participation for the purposes of the Swiss Withholding Tax Rules.

(e) Notwithstanding any other provision of this Section 10.04, all assignments and purchases of rights and obligations under this Agreement (including portions of Commitments and Loans under any Tranche) following an Event of Default with respect to the Company under Section 7.01(h) or (i), if consented to by the Administrative Agent or made pursuant to an agreement to which the Administrative Agent is a party, will constitute permitted assignments under paragraph (b) of this Section, will not be subject to any of the other restrictions or conditions set forth in such paragraph (b), will be recognized and given effect for all purposes of this Agreement and will not require any consent of the Company or any other Borrower. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any such assignments, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of any such assignments.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated in full. The provisions of Sections 2.14, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede the provisions of any fee letter or any provisions of any commitment letter that by the terms of such document survive the execution and delivery of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers at the time existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including any other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing

Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY or thereby (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. (a) The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than (i) any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrowers and their Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or the Company’s securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 10.13. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement

Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15. U.S.A. PATRIOT Act. Each Lender and each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Issuing Bank, as the case may be, to identify the Borrowers in accordance with the Act.

SECTION 10.16. No Fiduciary Relationship. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to each Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) Each Borrower and each Lender acknowledge that, if information furnished by any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that such Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if any Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent shall post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.

(c) Each Borrower agrees to specify whether any information furnished by such Borrower to the Administrative Agent pursuant to, or in connection with, this Agreement contains MNPI.

SECTION 10.18. Securities Principles. Notwithstanding anything herein or the other Loan Documents to the contrary, with respect to all Loan Documents, (i) a Foreign Person shall not directly or indirectly make any guarantee or pledge any assets to support an Obligation of a U.S. Person and (ii) payments by Foreign Persons under the Loan Documents (including pursuant to Sections 2.05, 2.11, 2.18, 10.03 and 10.08 hereunder) shall satisfy the Obligations only of Foreign Persons and shall be limited to the aggregate Obligations of Foreign Persons, and shall not satisfy any Obligations of U.S. Persons.

SECTION 10.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

albany international corp.,
By: /s/ John B. Cozzolino
Name:	John B. Cozzolino
Title:	Chief Financial Officer and Treasurer

albany international HOLDING (Switzerland) AG,
By: /s/ Daniel Halftermeyer
Name:	Daniel Halftermeyer
Title:	Managing Director & President

By: /s/ Charles J. Silva, Jr.
Name:	Charles J. Silva, Jr.
Title:	Director

albany international EUROPE GMBH,
By: /s/ Daniel Halftermeyer
Name:	Daniel Halftermeyer
Title:	Managing Director

albany international CANADA corp.,
By: /s/ John B. Cozzolino
Name:	John B. Cozzolino
Title:	President

[Signature Page to Amended and Restated Five-Year Revolving Credit Facility Agreement]

jpmorgan chase bank, n.a.,
as Administrative Agent, a Lender, the Swingline Lender and an Issuing bank,
By: /s/ Karen L. Mikols
Name:	Karen L. Mikols
Title:	Vice President

jpmorgan chase bank, n.a., Toronto Branch,
By: /s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Facility Agreement]

SIGNATURE PAGE TO

ALBANY INTERNATIONAL CORP.

AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT

FACILITY AGREEMENT

Name of Lender:

Bank of America, N.A.

By:	/s/ Donald K Bates
Name: Donald K Bates
Title: SVP

Name of Lender:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Mustafa Khan
Name: Mustafa Khan
Title: Director

Name of Lender:

Wells Fargo Bank, National Association

By:	/s/ Margaret Nolan
Name: Margaret Nolan
Title: Senior Vice President

Name of Lender:

Branch Banking and Trust Company

By:	/s/ Jeff Skalka
Name: Jeff Skalka
Title: Vice President

Name of Lender:

Citizens Bank, N.A.

By:	/s/ Donald A. Wright
Name: Donald A. Wright
Title: SVP

Name of Lender:

TD Bank, N.A.

By:	/s/ Michele Dragonetti
Name: Michele Dragonetti
Title: Senior Vice President

Name of Lender:

Nordea Bank AB (publ) New York Branch

By:	/s/ Henrik M. Steffensen
Name: Henrik M. Steffensen
Title: Executive Vice President

By:	/s/ Leena Parker
Name: Leena Parker
Title: Senior Vice President

Name of Lender:

KeyBank National Association

By:	/s/ Schuyler Tilly
Name: Schuyler Tilly
Title: Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Facility Agreement]